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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Cooper-Standard Holdings Inc.
(Name of Registrant as Specified In Its Charter)

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2020
Notice of Annual Meeting and Proxy Statement

Driving Value Through Culture, Innovation and Results

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April 9, 2020
Dear Cooper Standard Stockholder:

On behalf of the Board of Directors of Cooper-Standard Holdings Inc. (the “Board”), I am pleased to invite you to electronically attend the 2020 Annual Meeting of the Stockholders (the “Annual Meeting”) to be held on May 21, 2020, beginning at 9:00 a.m. Eastern Time.

I would like to thank you for your support as we continue to navigate the changing market conditions that have impacted the automotive industry. Cooper Standard remains intently focused on delivering sustained value to all our stakeholders by:

•	Delivering innovative solutions and world-class products and services that meet or exceed our customers’ needs;

•	Progressing our diversification strategy to further leverage our existing assets and capabilities;

•	Building intentional relationships with our supply partners for mutual profitable growth;

•	Offering enriched career opportunities for our employees; and

•	Engaging with our communities to make a difference where we work and live.

Above all else, our world-class culture serves as a solid foundation for future growth. We are proud to be named one of the 2020 World’s Most Ethical Companies® by the Ethisphere® Institute. This recognition is a testament to the values, culture and employees who are dedicated to conducting responsible business at all levels of the company. We firmly believe that our focus on improving business efficiencies, world-class quality and innovation will help offset current market headwinds and position Cooper Standard for stronger long-term results.

In closing, as with most businesses around the world, Cooper Standard is closely managing the impact from the COVID-19 pandemic. Our global Emergency Response Teams are working diligently to proactively manage this very dynamic situation to help protect employees, their families and our communities, while also maintaining the health of the Company. In addition, our employees have once again proven their resourcefulness and innovative spirit as they identify ways to help with critical shortages of personal protective equipment for healthcare workers, using 3D printers to create face shields and partnering with one of our customers to create rubber extrusions in place of elastic bands for medical face masks. We are grateful for the continued dedication from the entire Cooper Standard team as we work together to overcome these challenging times.

I encourage you to participate in our annual meeting as your vote and engagement are important to the ongoing success of the Company. This year’s Annual Meeting will again be a virtual format. You will be able to attend the meeting online, vote your shares electronically and submit your questions during the meeting via a live webcast by visiting www.virtualshareholdermeeting.com/CPS2020. Details of the business to be conducted at the Annual Meeting are given in the Notice of the 2020 Annual Meeting of the Stockholders and the proxy statement.

Thank you in advance for your cooperation and continued support.

Sincerely,

Jeffrey S. Edwards
Chairman and Chief Executive Officer

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2020 ANNUAL MEETING OF THE STOCKHOLDERS
Meeting Notice
WHERE
Online via live webcast at www.virtualshareholdermeeting.com/CPS2020. You may vote your shares electronically and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CPS2020. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice Regarding the Availability of Proxy Materials, on your proxy card (if you received a printed copy of the proxy materials), or on the instructions that accompanied your proxy materials.
WHEN
Thursday, May 21, 2020
9:00 a.m. Eastern Time
Online check-in will begin at 8:30 a.m. Eastern Time, and you should allow ample time for the online check-in procedures.
ITEMS OF BUSINESS

•	To elect the director nominees described in the proxy statement for a one-year term ending at the next annual meeting of the stockholders;

•	To hold an advisory vote on named executive officer compensation;

•	To ratify the appointment of the independent registered public accounting firm for the 2020 fiscal year; and

•	To conduct any other business if properly brought before the Annual Meeting.
 You will find more information about the matters to be voted on at the Annual Meeting in the proxy statement.
RECORD DATE
Holders of the Company’s common stock as of the close of business on March 27, 2020, the record date, are entitled to vote at the Annual Meeting. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal executive offices at 40300 Traditions Drive, Northville, Michigan, 48168, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/CPS2020 when you enter your 16-digit control number.
PRE-MEETING QUESTIONS TO MANAGEMENT
The online format used by the Company for the Annual Meeting also allows us to communicate more effectively with you. Stockholders can submit appropriate questions in advance of the Annual Meeting by visiting www.proxyvote.com. Stockholders will need their 16-digit control number to enter the website.
Your vote is important! We strongly encourage you to exercise your right to vote as a stockholder. You may revoke your proxy at any time before it is exercised. You will find instructions on how to vote on page 1 of the proxy statement.
By Order of the Board of Directors,
Joanna M. Totsky
Senior Vice President, Chief Legal Officer & Secretary
April 9, 2020

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 21, 2020
The Notice of the 2020 Annual Meeting, the 2020 Proxy Statement, and the Company’s 2020 Annual Report to Stockholders for the year ended December 31, 2019 are available free of charge at: https://www.proxyvote.com.

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2020 ANNUAL MEETING OF STOCKHOLDERS
Proxy Statement
April 9, 2020

i

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This proxy statement was first sent or made available to stockholders on or about April 9, 2020.
Voting and Virtual Meeting Information
Who is entitled to vote?
Holders of the Company’s common stock as of the close of business on March 27, 2020, the record date, are entitled to vote at the Annual Meeting. On March 27, 2020, 16,884,542 shares of common stock were outstanding and, thus, eligible to be voted. Each outstanding share of common stock will be entitled to one vote on each proposal.
How does the Board of Directors recommend that I vote on matters to be considered at the Annual Meeting and what is the vote required to approve each proposal?
You may vote for or against or abstain from voting on each proposal submitted for voting. Provided that there is no competing proxy, if you are a beneficial owner and do not provide voting instructions to your broker, trustee, or other nominee under the New York Stock Exchange (“NYSE”) rules, your broker, trustee, or other nominee has the discretion to vote those shares only on matters that are routine. A broker cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.”
The following table sets forth how the Board recommends that you vote, the vote required for approval and the effect of abstentions and broker non-votes for each of the following Proposals for the Annual Meeting.

Proposal Number	Description	Board Recommendation	Vote Required for Approval	Effect of Abstentions and Broker Non-Votes
1	Election of Directors	FOR ALL	More votes are cast “for” than “against” a nominee.	Abstentions and Broker non-votes have no effect on the outcome of the vote.
2	Advisory Vote on Named Executive Officer Compensation	FOR	More votes are cast “for” than “against” the proposal.	Abstentions and Broker non-votes have no effect on the outcome of the vote.
3	Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2020	FOR	More votes are cast “for” than “against” the proposal.	Abstentions have no effect on the outcome of the vote. NYSE rules permit brokers to vote uninstructed shares at their discretion on this proposal in uncontested situations.
How do I vote before the Annual Meeting?
We encourage stockholders to submit their votes in advance of the Annual Meeting. If your shares are registered directly in your name with our transfer agent, you are considered the “stockholder of record” with respect to those shares. By following the instruction provided in your proxy card, you may submit your votes in the following ways:

Vote online at www.proxyvote.com until 11:59 p.m. Eastern Time on May 20, 2020	Call 1-800-690-6903 until 11:59 p.m. Eastern Time on May 20, 2020	Mail Proxy Card to: Vote Processing c/o Broadridge 51 Mercedes Way Edgewood, NY 11717
If your shares are held in a brokerage account, by a trustee or by another nominee (that is, in “street name”), you are considered to be the beneficial owner of those shares, and you have the right to give instructions to your broker, trustee or other nominee on how to vote your shares following the instructions provided in the voting instructions form.

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How do I vote online during the Annual Meeting?
You may vote your shares by completing a ballot online during the designated time during the Annual Meeting if you are a stockholder of record or a “street name” holder.
How can I change my vote?
After you have submitted your proxy or voting instructions by the Internet, telephone, or mail, you may revoke your proxy at any time until it is voted at the Annual Meeting. If your shares are registered in your name, you may do this by (i) written notice of revocation to the secretary of the Company; (ii) timely delivery of a valid, later-dated proxy or later-dated vote by telephone or Internet; or (iii) voting your shares online during the Annual Meeting. If your shares are held in street name, you may revoke your vote (i) through your broker, trustee or other nominee in accordance with their voting instructions, or (ii) by subsequently voting online during the Annual Meeting.
What constitutes a quorum at the Annual Meeting?
The presence of the holders of a majority of the outstanding shares of our common stock, in person or by proxy, will constitute a quorum for transacting business at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum at the Annual Meeting.
What if I do not specify how I want my shares voted?
If you return your proxy card with no votes marked or do not specify when giving your proxy by telephone or online how you want to vote your shares, we will vote them:

•	FOR the election of all nominees for director (Proposal 1);

•	FOR the approval of named executive officer compensation (Proposal 2); and

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2020 (Proposal 3).
Who pays for this proxy solicitation?
This solicitation of proxies is made by and on behalf of the Board of Directors. We will bear the cost of the solicitation of proxies. We do not currently plan to hire a proxy solicitor to help us solicit proxies from brokers, bank nominees, or other institutions or stockholders although we reserve the right to do so. In addition, our officers, directors, and employees may solicit proxies in person, by telephone, or other means of communication, but they will not receive any additional compensation in connection with such solicitation.
How can I attend the Annual Meeting?
This year’s annual meeting will be a completely virtual meeting of stockholders, which will be conducted through an audio webcast. You will be able to attend the annual meeting of stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/CPS2020. To participate in the annual meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.
The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.
The meeting webcast will begin promptly at 9:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time. Online access to the meeting will open at 8.30 a.m., Eastern Time, and you should allow ample time to log in to the meeting webcast and test your computer audio system.
What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
For technical difficulties, you may call (800) 586-1548 (US) or (303) 562-9288 (International).

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How do I submit a question at the 2020 Annual Meeting?
If you wish to submit a question, you may do so in two ways:

•
Before the meeting: Once you receive your proxy materials, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on "Question for Management," type in your question, and click "Submit." You may submit questions through this pre-meeting forum until the start of the meeting.

•
During the meeting: Log into the virtual meeting platform at www.virtualshareholdermeeting.com/CPS2020 to attend the meeting, during which you may type your question into the "Ask a Question" field, and click "Submit."

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to meeting matters and therefore will not be answered. Any questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at http://www.ir.cooperstandard.com/investor-relations. The questions and answers will be available as soon as practical after the meeting and will remain available until one week after posting.

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Proposal 1: Election of Directors

Director Core Competencies & Diversity

The following matrix identifies why specific experiences, qualifications, attributes, and skills are integral to the success of Cooper Standard and how the key skills and experiences of our directors and director nominees align with those needs. A particular director or director nominee may possess additional experience, qualifications, attributes, or skills, even if not expressly indicated below.

Key Skills and Experience	Board Composition
Industry experience is important to providing relevant understanding of our business, strategy, and marketplace dynamics.	9/10
Leadership experience is important to providing the corporation with unique insights on developing talent, a productive work culture, and strategy in solving problems in large, complex organizations.	10/10
Operational experience is important to ensuring the corporation functions at the highest level of efficiency possible.	8/10
Corporate Finance experience is important in overseeing accurate financial reporting, informed decision making on value-adding initiative, and robust auditing.	7/10
Mergers & Acquisitions experience is critical to strategically pursuing complementary acquisitions and joint ventures that enhance our customer base, geographic penetration, scale and technology.	10/10
International Business experience is critical to cultivating and sustaining business and governmental relationships internationally and providing oversight of our multinational operations.	9/10
Engineering & Material Science experience is critical to ensuring we are able to provide our customers with market-leading solutions with predictable quality that meet and exceed expectations.	5/10
Production & Manufacturing experience is critical to ensuring optimal processes are used in the creation of our products.	7/10
Innovation & Technology Strategy experience is integral to furthering our commitment to having a culture that encourages innovative ideas that are translated into development of game-changing technologies.

6/10
Management of Intellectual Property experience is integral to protecting the value of our ideas and technologies that provide significant competitive advantages and contribute to our global leadership position in various markets.

6/10

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Director Recruitment Process

Process:

The Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating and Corporate Governance Committee”) will consider candidates recommended by stockholders, management, members of the Board, search firms, and other sources as necessary. The procedures for a stockholder to nominate director candidates are described under “Submitting Stockholder Proposals and Nominations for the 2021 Annual Meeting” in this proxy statement. The Nominating and Corporate Governance Committee will evaluate candidates recommended by the stockholders using the same criteria that it uses in evaluating any other candidate.

In identifying and evaluating nominees for director, the Nominating and Corporate Governance Committee takes into account the applicable requirements for directors under the Exchange Act and the NYSE listing rules. In addition, the Nominating and Corporate Governance Committee considers other criteria it deems appropriate and which may vary over time depending on the Board’s needs, including criteria such as automotive or manufacturing industry experience, general understanding of various business disciplines (e.g., marketing, finance, etc.), the Company’s business environment, educational and professional background, analytical ability, diversity of experience and viewpoint, and willingness to devote adequate time to Board duties. The Nominating and Corporate Governance Committee and the Board do not have specific minimum qualifications that are applicable to all director candidates. The Company’s Corporate Governance Guidelines also require that the potential pool of Board candidates reflects diversity in gender, race, ethnic background, country of citizenship, and professional experience.

The Nominating and Corporate Governance Committee will present its recommendations for director nominees to the Board of Directors who will analyze the committee’s findings and select the nominees to be presented to the stockholders for a vote at the annual meeting of the stockholders.

2020 New Director Nominations:

The Board has nominated three new director nominees to stand for election at the Annual Meeting. John G. Boss, Richard J. Freeland and Adriana E. Macouzet-Flores were initially identified as potential director candidates by two professional search firms. The search firms gathered biographical information on each of the new nominees and vetted their qualifications, experience and skills, as well as those of other potential director candidates.  The Nominating and Corporate Governance Committee considered the experience, qualifications and skills of Messrs. Boss and Freeland and Ms. Macouzet-Flores, as well as those of other potential director candidates, in developing its recommendation to the Board.  In addition, several members of the Board interviewed Messrs. Boss and Freeland and Ms. Macouzet-Flores.  As a result of this process and the recommendation of the Nominating and Corporate Governance Committee, on March 19, 2020, the Board determined to nominate Messrs. Boss and Freeland and Ms. Macouzet-Flores to serve on the Board.

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Nominees
Our 2020 Director Nominees
Upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Company’s Board has nominated the ten individuals listed below to stand for election to the Board for a one-year term ending at the annual meeting of the stockholders in 2021 and until their successors, if any, are elected or appointed and qualified, or until their earlier resignation, removal, or death. All of these nominees have consented to being named in this proxy statement and to serve, if elected. If any of them is unable or declines to serve as a director, proxies voting for that nominee may be voted for a substitute nominee selected by the Board. The Board may also choose to reduce the number of directors to be elected at the meeting.
Each incumbent director who has been nominated for reelection by the Board must submit or have submitted an irrevocable resignation. If an incumbent director is not reelected, then (within 90 days of receiving the certified vote pertaining to the election of directors) the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether to take other action. The Nominating and Corporate Governance Committee, in making its recommendation, and the Board, in making its determination, may consider any factors they determine appropriate.
Because this is an uncontested election, a nominee will be elected if more votes are cast “for” than “against” that nominee’s election, and any abstentions or broker non-votes will not be counted as a vote “for” or “against” that nominee’s election. If a nominee is not elected, or if the Board accepts an unsuccessful incumbent director’s resignation, then the Board may fill the resulting vacancy.
The names of the nominees, along with their present positions, their principal occupations, directorships held with other public corporations currently and during the past five years, their ages, and the year first elected as a director are set forth below. In addition, certain individual qualifications, experiences, and skills of our nominees led the Board to the conclusion to nominate each such individual.
Two of our current directors, Matthew J. Simoncini and Dr. Molly P. Zhang, will not stand for reelection at the Annual Meeting. Accordingly, their terms will expire effective immediately following the Annual Meeting.

John G. Boss (Independent Director)

Professional Experience: Until his retirement in March 2020, Mr. Boss was the president and chief executive officer of Momentive Performance Materials Inc. (“MPM”), a global producer of silicones, quartz and specialty ceramic materials, serving in this capacity for 6 years.  Mr. Boss also served as a director of MPM Holdings Inc., from October 2014 to March 2020 and served as President of the Silicones & Quartz Division when joining MPM in March 2014 to December 2014.  Mr. Boss’ career spans more than 30 years in the specialty chemicals and materials industry, including various executive leadership positions with Honeywell International, a producer of commercial, industrial and consumer products.  Mr. Boss also serves on the board of directors of Wabash National Corporation, where he serves on the Compensation and Nomination and Governance Committees. Mr. Boss has a Master of Business Administration degree in Marketing and Finance from Rutgers Graduate School of Management in 1996 and a Bachelor’s Degree in Mechanical Engineering from West Virginia University in 1981.

Skills and Experience:Industry/ Leadership/ Operational/ Corporate Finance/ Mergers & Acquisitions/ International Business/ Engineering & Material Science/ Production & Manufacturing/ Innovation & Technology Strategy/ Management of Intellectual Property

Other Current Public Company Directorships: Wabash National Corporation

Former Public Company Directorships (past 5 years):  MPM Holdings Inc.

Director Since: Nominated in March 2020 Age: 60

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Jeffrey S. Edwards (Chairman)

Professional Experience: With more than 35 years of automotive industry experience, Jeffrey Edwards serves as chairman and CEO of Cooper Standard, a position he has held since May 2013. He joined Cooper Standard as CEO and became a member of the Company's board of directors in October 2012. Since joining Cooper Standard, Edwards has been focused on driving value through culture, innovation and results.

Edwards also serves on the board of directors of Standex International Corp. Prior to joining Cooper Standard, Edwards held positions of increasing responsibility at Johnson Controls, Inc. from 1984 to 2012. Most recently, he led the Automotive Experience Asia Group, serving as corporate vice president as well as group vice president and general manager.

Edwards earned a Bachelor of Science degree in business administration in 1984 from Clarion University in Pennsylvania. He has also completed an executive training program at INSEAD, an international graduate business school and research institution.

Skills and Experience: Industry/ Leadership/ Operational/ Corporate Finance/ Mergers & Acquisitions/ International Business/ Engineering & Material Science/ Production & Manufacturing/ Innovation & Technology Strategy/ Management of Intellectual Property

Other Current Public Company Directorships: Standex International Corp.

Former Public Company Directorships (past 5 years): None

Director Since: 2012 Age: 57

Richard J. Freeland (Independent Director)

Professional Experience: Mr. Freeland served as president and chief operating officer of Cummins Inc., a global manufacturer of engines, power systems, and related components, from July 2014 to October 2019, prior to which he served in various senior leadership positions, including vice president and president of the Engine Business from 2010 to 2014, president of the Components Group from 2008 to 2010, and president of Worldwide Distribution Business from 2005 to 2008. Mr. Freeland serves on the board of directors of Valvoline, where he serves on the Compensation and Governance and Nominating Committees, and on the Purdue University Advisory Council. Mr. Freeland received a Bachelor of Science degree from Purdue University in 1979 and a Master of Business Administration degree from Indiana University in 1987.

Skills and Experience: Industry/ Leadership/ Operational/ Mergers & Acquisitions/ International Business/ Production & Manufacturing/ Innovation & Technology Strategy/ Management of Intellectual Property

Other Current Public Company Directorships: Valvoline Inc.

Former Public Company Directorships (past 5 years): Cummins Inc. and Sauer-Danfross

Director Since: Nominated in March 2020 Age: 62

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Adriana E. Macouzet-Flores (Independent Director)

Professional Experience: Ms. Macouzet-Flores is vice president, Latin America and PMC general manager, Latin America of PPG Industries de Mexico, S.A. de C.V., a subsidiary of PPG Industries Inc., a manufacturer and distributer of a broad range of paints, coatings and specialty materials, prior to which she served as its general manager, Latin America North and general manager, Automotive OEM Coatings from January 2012 to June 2017. Ms. Macouzet-Flores held several other positions of increasing responsibility at PPG Industries since she started with the company in 1989.
Ms. Macouzet-Flores has over 25 years of leadership experience in multinational settings. She earned an undergraduate degree in chemical engineering from Universidad La Salle, Mexico City; Mexico City, Mexico, and has completed executive training courses in Finance Management at University of Michigan Ross School of Business; Corporate Strategy at The University of Chicago Booth School of Business; and Woman on Boards at Harvard Business School.

Skills and Experience: Industry/ Leadership/ Operational/ Mergers & Acquisitions/ International Business/ Engineering & Material Science/ Production & Manufacturing/ Innovation & Technology Strategy/ Management of Intellectual Property

Other Current Public Company Directorships: None

Former Public Company Directorships (past 5 years):  None

Director Since: Nominated in March 2020 Age: 58

David J. Mastrocola (Lead Independent Director)

Professional Experience: Mr. Mastrocola is a private investor. Previously, Mr. Mastrocola served as partner and managing director of Goldman, Sachs & Co. During his 22 years at Goldman, Sachs & Co., he held a number of senior management positions in the Investment Banking Division, including heading or coheading the corporate finance, mergers/strategic advisory and industrials/natural resources departments, as well as serving as a member of firm-wide capital and commitments committees. Prior to this, he was a senior auditor at Arthur Anderson & Co. Mr. Mastrocola also serves on the Board of Trustees of Save the Children Foundation where he serves on the executive, finance and administration, and nominating and governance committees. He earned his Master of Business Administration degree from Harvard University and his undergraduate degree from Boston College.

Skills and Experience: Leadership/ Corporate Finance/ Mergers & Acquisitions/ International Business

Other Current Public Company Directorships: None

Former Public Company Directorships (past 5 years): Famous Dave’s of America, Inc.

Director Since: 2010 Lead Director Since: 2011 Age: 58

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Justin E. Mirro (Independent Director)

Professional Experience: Mr. Mirro is the president of Kensington Capital Partners LLC, an investor in automotive and industrial businesses. Mr. Mirro has over 19 years of automotive investment banking experience, most recently as a managing director and head of automotive investment banking at RBC Capital Markets, a global investment bank, from June 2011 to December 2014. Prior to that, he was head of automotive investment banking at Moelis & Co. from August 2008 to May 2011 and was also head of North American automotive investment banking at Jefferies & Company from March 2005 to July 2008. Prior to his investment banking career, Mr. Mirro worked as an engineer for General Motors and Toyota. Mr. Mirro also serves on the board of directors of Speedstar Holding LLC and as chairman of the external advisory board of the University of Michigan College of Engineering. He earned his Master of Business Administration degree from New York University Leonard N. Stern School of Business and his undergraduate degree from The University of Michigan College of Engineering.

Skills and Experience: Industry/ Leadership/ Corporate Finance/ Mergers & Acquisitions/ Engineering & Material Science

Committees:  Nominating and Corporate Governance
Other Current Public Company Directorships: None
Former Public Company Directorships (past 5 years): None

Director Since: 2015 Age: 51

Robert J. Remenar (Independent Director)

Professional Experience: Mr. Remenar served as president and chief executive officer of Chassix Inc., a manufacturer of chassis systems, from July 2012 to June 2014. He also served as president and chief executive officer of Nexteer Automotive from December 2010 to June 2012, and president of Delphi Steering/Nexteer Automotive from April 2002 to November 2012. Prior to this, he held a number of executive positions within Delphi Corp. since 1998 and several executive and managerial positions within General Motors since 1985. Mr. Remenar also serves on the board of directors for PKC Group Plc and Continental Casting, LLC. He earned his Master of Business and Professional Accountancy degrees from Walsh College and his undergraduate degree from Central Michigan University.

Skills and Experience: Industry/ Leadership/ Operational/ Corporate Finance/ Mergers & Acquisitions/ International Business/ Engineering & Material Science/ Production & Manufacturing/ Innovation & Technology Strategy/ Management of Intellectual Property

Committees: Compensation (Chairman)

Other Current Public Company Directorships: None

Former Public Company Directorships (past 5 years): PKC Group Plc (became private in 2017)

Director Since: 2015 Age: 64

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Sonya F. Sepahban (Independent Director)

Professional Experience: Ms. Sepahban is the CEO and a director of OurOffice, Inc., developer of an enterprise software platform to measure, benchmark and improve diversity and inclusion. From 2009 to 2015, she served as senior vice president of engineering, development and technology at General Dynamics Land Systems, a business unit of General Dynamics Combat Systems Group, a global aerospace and defense company. From 1997 to 2009, she held a number of leadership positions with Northrop Grumman Space Technology, including chief technology officer and senior vice president and chief engineer. Prior to this, Ms. Sepahban held a number of technical and management positions at the NASA Johnson Space Center. Ms. Sepahban earned a Master of Business Administration degree from the University of Houston, a master’s degree in chemical engineering from Rice University, a bachelor’s degree in chemical engineering from Cornell University, and a political science degree from the Institute of Political Sciences.

Skills and Experience: Industry/ Leadership/ Operational/ Mergers & Acquisitions/ International Business/ Engineering & Material Science/ Production & Manufacturing/ Innovation & Technology Strategy/ Management of Intellectual Property

Committees: Compensation

Other Current Public Company Directorships: None

Former Public Company Directorships (past 5 years): None

Director Since: 2016 Age: 59

Thomas W. Sidlik (Independent Director)

Professional Experience: Mr. Sidlik spent 34 years in the automotive industry until his retirement in 2007 from the board of management of DaimlerChrysler AG. Prior to this he served as chairman and CEO of Chrysler Financial Corp. He also served as chairman of the Michigan Minority Business Development Council, and as the vice chairman and chairman of the board of regents of Eastern Michigan University. He earned his Master of Business Administration degree from the University of Chicago and his undergraduate degree from New York University.

Skills and Experience: Industry/ Leadership/ Operational/ Corporate Finance/ Mergers & Acquisitions/ International Business

Committees: Nominating and Corporate Governance (Chairman) and Audit

Other Current Public Company Directorships: None

Former Public Company Directorships (past 5 years): Delphi Automotive Inc., Aptiv PLC

Director Since: 2014 70

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Stephen A. Van Oss (Independent Director)

Professional Experience: Mr. Van Oss currently serves as an Operating Partner, Distribution for Gamut Capital Management, a New York based private equity firm. From 2009 until his retirement in December 2015, Mr. Van Oss served as senior vice president and chief operating officer and director of WESCO International, Inc., a supply chain solutions company. He served as a senior vice president and chief financial and administrative officer of WESCO from 2004 to 2009 and as vice president and chief financial officer of WESCO from 2000 to 2004. Prior to this, he served as WESCO’s director of information technology from 1997 to 2000 and as its director of acquisition management in 1997. Mr. Van Oss serves on the board of directors of JPW Industries as the chairman and is a member of the audit and compensation committees. He is also a trustee of Robert Morris University and a member of the finance and audit committees. He earned his graduate degree from Cleveland State University, undergraduate degree from Wright State University and is a Certified Public Accountant licensed in Ohio.

Skills and Experience: Industry/ Leadership/ Operational/ Corporate Finance/ Mergers & Acquisitions/ International Business/ Production & Manufacturing

Committees: Audit (Chairman) and Compensation

Other Current Public Company Directorships: None

Former Public Company Directorships (past 5 years): WESCO International, Inc.

Director Since: 2008 Age: 65

☑	The Board of Directors recommends that the stockholders vote FOR each of our nominees.

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Corporate Governance

Corporate Governance Principles and Code of Conduct
Cooper Standard is committed to sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our stockholders. Our business is overseen by our board of directors. Our Board strives to promote the success and continuity of our business through the selection of a qualified management team. It is also responsible for making certain that our activities are conducted responsibly, lawfully, and ethically.
The Board has adopted Corporate Governance Guidelines which provide a framework for the effective governance of the Company. The Board has also adopted a Code of Conduct which applies to all directors, officers, and employees, including our chief executive officer, our chief financial officer, and our controller. All of our corporate governance documents, including the Corporate Governance Guidelines, the Code of Conduct, and committee charters are available on our website at www.cooperstandard.com under the “Investors” tab or in printed form upon request by contacting Cooper Standard at 40300 Traditions Drive, Northville, Michigan, 48168, Attention: Investor Relations. The Board regularly reviews corporate governance developments and modifies our policies as warranted. Any modifications will be reflected on our website. In addition, if the Board grants any waivers from our Code of Conduct to any of our directors or executive officers, or if we amend our Code of Conduct, we will, if required, disclose these matters through the “Investor” section of our website on a timely basis. The information on our website is not part of this proxy statement and is not deemed to be incorporated by reference in this proxy statement.

Corporate Responsibility

The Company is committed to both strong financial and non-financial performance. Environmental, social, and governance (“ESG”) factors play an important role in our business strategy to help deliver sustained value for all our stakeholders. As a testament to our efforts and progress in these areas, the Company has been named one of the 2020 World’s Most Ethical Companies® by the Ethisphere® Institute and recognized as one of America’s Most Responsible Companies in 2020 by Newsweek.

ESG Topic Assessment
In early 2019, the Company completed our second robust ESG materiality assessment, in line with the Global Reporting Initiative’s Standards (“GRI Standards”) framework. During that assessment, we engaged with a cross-section of our internal and external stakeholders, including key customers, shareholders, suppliers, the Board of Directors and executive and senior leadership, to determine which ESG factors are most significant to our business. The results of this materiality assessment process, as well as further details on the process and findings, were in our 2018 Corporate Responsibility Report, published in May 2019 and available on our website.

The assessment affirmed that many of our most significant ESG topics are already interwoven with the Company’s vision and business strategy. Environmental, social and governance programs and practices have always been critical to attracting the best talent, executing on our business objectives, maintaining a robust supplier base and innovating to develop cost-effective solutions that meet our customers’ evolving needs. In other areas, the assessment also helped identify topics of growing importance to consider as the Company shapes our future strategy.

Long-Term ESG Goals
Following the assessment, the Company engaged our Global Leadership Team to set targets for each of our most significant topic areas, in line with our strategic business objectives. These long-term targets address both management of and performance across environmental, social, governance and product-related factors. For example, decreasing our emissions footprint, increasing the data coverage of our waste information, improving outcomes from our internal ethics survey, increasing the open positions we fill with internal candidates, and committing to innovate products with improved sustainability impacts.

We will launch these long-term targets in our forthcoming 2019 Corporate Responsibility Report.

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SASB Reporting
Finally, we are proud that our 2019 Corporate Responsibility Report will align with both the GRI Standards and SASB sector standards for Auto Parts. Using both of these frameworks helps ensure we provide information to our various stakeholder audiences in formats that are clear, comparable and decision-useful.

Please view Company’s Corporate Responsibility Report at www.cooperstandard.com/CorporateResponsibility for further information about the Company’s ESG efforts. Please note that our Corporate Responsibility Report is not a part of our proxy solicitation materials.

Board of Directors
Independence of Directors
Board’s Guidelines on Director Independence:
Our Corporate Governance Guidelines provide that a majority of the members of the Board must meet the criteria for independence set forth under applicable law and the New York Stock Exchange (“NYSE”) listing standards. The Board determines on an annual basis whether each director qualifies as independent under these criteria. In addition to applying the NYSE independence rules, the Board will consider all relevant facts and circumstances of which it is aware in making an independence determination with respect to any director. Furthermore, our Audit, Compensation and Nominating and Corporate Governance Committees are constituted so as to comply with the NYSE listing standards regarding independence, including committee independence.
Application of Guidelines:
The Board has determined that all of our directors and director nominees are independent as determined pursuant to NYSE rules, except for Mr. Edwards. Mr. Edwards is not independent because he is our CEO.
Board Leadership Structure
The Board’s leadership structure currently includes a combined chairman and chief executive officer role with a non-employee lead director, as permitted by our Corporate Governance Guidelines.

Chairman and Chief Executive Officer

Mr. Edwards serves as chairman of the board of directors as well as our CEO. The Board believes that this structure is in the best interests of our stockholders at this time because it takes into consideration the importance of having a chairman with in-depth knowledge of, and experience in, our industry and promotes communication between management and the Board, in particular with respect to the Board’s oversight of the Company’s strategic direction. In addition, this structure helps ensure that the non-employee directors’ attention is devoted to the issues of greatest importance to the Company and our stockholders. Our Board periodically reviews its determination to have a single individual serve as both chairman and CEO.

Lead Director

The lead director position is elected by the non-employee members of the Board upon the recommendation of the Nominating and Corporate Governance Committee. The Board believes that the role of the lead director, together with the existence of a substantial majority of independent directors, fully independent Board committees, and the use of regular executive sessions of non-employee and independent directors achieves an appropriate balance between the effective development of key strategic and operational objectives and independent oversight of management.

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Mr. Mastrocola as the lead director:

1.
presides at all meetings of the Board at which the chair is not present, including executive sessions of the independent directors, and communicates with management concerning the substance of such meetings and sessions;

2.	serves as liaison between the chair and the independent directors;

3.	approves the Board’s meeting agendas, schedules and information sent to the Board;

4.	in consultation with the Compensation Committee, assists the Board with its evaluation of the performance of the CEO; and

5.	if requested by major shareholders, ensures that he is available for consultation and direct communication.

Board’s Role in Risk Oversight
The Board is responsible for analyzing and overseeing material risks we face. The Board works with our executive leadership team to identify significant risks to our business. Management continually monitors the following general categories of risk related to our business: financial reporting risk, strategic and macroeconomic risk, operational risk, cybersecurity risk, and legal and compliance risk. Those risks are regularly reviewed with the Board and its committees. The Board ensures that appropriate policies and procedures are in place to identify and mitigate risks and that those policies and procedures are followed.
In addition to the role of the full Board in overseeing risk, the Board has tasked the Board committees to oversee specific risks that align with their functional responsibilities, as presented below:

Committee		Primary Areas of Risk Oversight
Audit Committee	•	Reviews our policies with respect to risk assessment and management of risks that may be material to the Company, including cybersecurity risks
	•	Reviews our system of disclosure controls and system of internal controls over financial reporting
	•	Reviews our compliance with legal and regulatory requirements
Compensation Committee	•
Reviews our compensation programs and practices and determines whether any such programs or practices create risks that are likely to have any material adverse effect on the Company and, if necessary, recommends changes to our compensation programs to eliminate such risks

Nominating and Corporate Governance Committee	•	Reviews and oversees risks related to our governance structure and processes, related party transactions, and our legal and ethical compliance programs, including our Code of Conduct.
Board of Director Attendance Requirements for Meetings
Meetings:
Our Board of Directors met thirteen times in 2019. As set forth in our Corporate Governance Guidelines, Board members are expected to attend Board meetings and meetings of the committees on which they serve. All directors are also strongly encouraged to attend our annual meeting of the stockholders. All incumbent director nominees attended at least 75% of the meetings of our Board and the committees on which such director served during 2019. All of the then-serving directors attended the 2019 Annual Meeting.
Meetings of Non-Employee Directors:
In accordance with our Corporate Governance Guidelines and the listing standards of NYSE, our non-employee directors meet regularly in executive sessions of the Board without management present. Executive sessions of non-employee directors are led by Mr. Mastrocola, the lead director, and are held in conjunction with each regularly scheduled Board meeting. Each committee of the Board also meets in executive session without management in conjunction with regularly scheduled committee meetings, as appropriate. At least once a year, the independent directors meet in an executive session led by one of the independent directors who is selected by all of the independent directors to lead the session.

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Evaluation of Board Performance
The Board believes that its annual evaluation, the process for which is illustrated below, is integral to enhancing our Board’s effectiveness. These annual self-evaluations are intended to facilitate a candid assessment and discussion by the Board of its effectiveness as a group in fulfilling its responsibilities, its performance as measured against the Corporate Governance Guidelines, and areas for improvement. Each Committee of the Board also conducts a similar annual self-evaluation of its performance and procedures.

Questionnaire	»	Questionnaire enables candid director feedback.

Board Assessments & Discussions	»
During an executive session of the Board led by the Chair of the Nominating and Governance Committee and the lead director, the questionnaires are used to facilitate assessments of the following areas:

		•	Individual performances of the directors, including in the capacity of lead director and committee chair
		•	Board and committee operations
		•	Board performance
		•	Committee performance

Follow-Up	»	Policies and practices updated as appropriate.

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Board Committees and Their Functions
Committees of the Board of Directors
Our Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board of Directors determined that each member of each Committee is independent under applicable NYSE listing standards and SEC rules. Each Committee is organized and conducts its business pursuant to a written charter adopted by the Board and available on our website at www.cooperstandard.com under the “Investors” tab.
The following charts sets forth our Board’s standing committees and membership on these committees.

Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jeffrey S. Edwards *
David J. Mastrocola **
Justin E. Mirro			●
Robert J. Remenar		C
Sonya F. Sepahban		●
Thomas W. Sidlik	●		C
Matthew J. Simoncini†	●
Stephen A. Van Oss†	C	●
Molly P. Zhang			●
Number of Meetings in 2019	8	7	5

*    Chairman of Board
**    Lead Director
†    Financial Expert
“C”    Denotes member and Chairman of Committee
“●”    Denotes member

Audit Committee

Committee’s Key Responsibilities
	•	Select independent registered public accounting firm
	•	Oversee account and financial reporting processes and the audit of annual and quarterly financial statements
	•	Oversee compliance with legal and regulatory requirements
	•	Review and evaluate the independence, qualifications, and performance of our independent auditors and the performance of our internal audit function
	•	Review and oversee our system of internal controls regarding finance, accounting, and legal compliance
Audit Committee Financial Expertise and Independence

Our Board has determined that each member of the Audit Committee is financially literate and that Messrs. Van Oss and Simoncini qualify as audit committee financial experts as defined by the rules and regulations of the Securities and Exchange Commission (“SEC”).

Chair
Stephen A. Van Oss

Members
Thomas W. Sidlik
Matthew J. Simoncini

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Compensation Committee

Committee’s Key Responsibilities
	•	Review and approve corporate goals, objectives, and other criteria relevant to the chief executive officer’s and the other executive officers’ compensation
	•	Evaluate the performance of all executive officers and determine their compensation
	•	Establish overall compensation philosophy and review and approve executive compensation programs, and assess related risks
	•	Review and approve any employment or severance arrangement with executive officers
	•	Review and approve equity-based compensation plans and awards made pursuant to such plans
	•	Oversee the Company’s employee benefit plans, including the delegation of responsibility for such programs to the Company’s Benefit Plan Committee
Chair
Robert J. Remenar	Compensation Consultant

The Compensation Committee has engaged FW Cook as its independent compensation consultant. The consultant reports directly to the Compensation Committee, including with respect to management’s recommendations of compensation programs and awards. The consultant advises the Compensation Committee on a number of compensation-related considerations, including compensation practices among our peer group companies, pay-for-performance measures, competitiveness of pay levels, program design, and market trends. Other than consulting on executive compensation matters, FW Cook has performed no other services for the Compensation Committee or the Company.
The Compensation Committee maintains a formal process to ensure the independence of any executive compensation advisor engaged by the Compensation Committee, including consideration of all factors relevant to the advisor’s independence from management as required by applicable NYSE listing standards.  In connection with its engagement of FW Cook, the Compensation Committee considered these factors and determined that FW Cook qualified as independent and that its engagement does not raise any conflict of interest.

Members
Sonya F. Sepahban
Stephen A. Van Oss

Nominating and Corporate Governance Committee

Committee’s Key Responsibilities
	•	Identify and evaluate individuals qualified to become members of the Board consistent with criteria approved by the Board
	•	Select or recommend to the Board the director nominees to stand for election by the stockholders or to fill vacancies on the Board and board committee memberships
	•	Develop and ensure compliance with corporate governance principles and practices applicable to the Company
	•	Review our legal compliance and ethics programs and policies
	•	Review and make recommendations to the Board on director compensation, as well as indemnification and insurance matters
	•	Oversee the annual performance evaluation of the Board and its committees
Chair
Thomas W. Sidlik

Members
Justin E. Mirro
Molly P. Zhang

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Director Compensation
Summary of Compensation
Members of the Board of Directors who are not Cooper Standard employees receive an annual cash fee of $100,000 and, if they chair a committee, an additional fee of $10,000 per year. The lead director receives an additional fee of $20,000 per year, less any amount the lead director may receive in fees as chair of a committee. Non-employee directors were also eligible to receive equity grants under the 2017 Plan. In 2019, the value of the equity awards granted to non-employee directors was approximately equal in value to 120% of the annual base director fee.
The following table sets forth information regarding the compensation received by each non-employee director during the year ended December 31, 2019.

Name (a)	Fees Earned or Paid in Cash (b)		Stock Awards (c)[1]	Option Awards ($) (d)[2]	All Other Compensation ($) (g)	Total (h)
David J. Mastrocola	$120,000	[3]	$120,039	—	—	$240,039
Justin E. Mirro	$100,000		$120,039	—	—	$220,039
Robert J. Remenar	$110,000	[4]	$120,039	—	—	$230,039
Sonya F. Sepahban	$100,000		$120,039	—	—	$220,039
Thomas W. Sidlik	$110,000	[5]	$120,039	—	—	$230,039
Matthew J. Simoncini	$100,000		$120,039	—	—	$220,039
Stephen A. Van Oss	$110,000	[6]	$120,039	—	—	$230,039
Molly Zhang	$100,000		$120,039	—	—	$220,039

[1]
The amount shown in column (c) represents the grant-date fair value of 2,596 time-vested RSUs granted to each of the non-employee directors who were directors on the grant date, May 16, 2019, under the Company’s 2017 Plan. These RSUs will vest, assuming continued service as a director, on the earlier of the first annual stockholder meeting after the grant date or May 16, 2020. Each RSU represents a contingent right to receive, at the Company’s option, either one share of common stock or the cash equivalent upon satisfaction of the vesting requirements. Under the Cooper-Standard Holdings Inc. Deferred Compensation Plan for Non-Employee Directors, the directors may make an irrevocable election to defer their RSU awards. Messrs. Mastrocola, Mirro, Sidlik, Simoncini and Van Oss, Ms. Sepahban and Dr. Zhang each deferred their 2019 RSU awards.

[2]	As of December 31, 2019, Mr. Mastrocola had options to purchase 9,731 shares of the Company’s common stock at an exercise price of $25.52 per share.

[3]	Represents Mr. Mastrocola’s annual outside director fee plus $20,000 for his services as the lead director.

[4]	Represents Mr. Remenar’s annual outside director fee plus $10,000 for his services as the chairman of the Compensation Committee.

[5]	Represents Mr. Sidlik’s annual outside director fee plus $10,000 for his service as the chairman of the Nominating and Corporate Governance Committee.

[6]	Represents Mr. Van Oss’ annual outside director fee plus $10,000 for his service as the chairman of the Audit Committee.

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Stock Ownership Policy for Non-Employee Directors
To align the interests of our non-employee directors with the interests of our stockholders, the Board has a policy requiring that non-employee directors achieve a level of ownership of our common stock equal to five times their base annual director fee. Under this policy, non-employee directors are required to hold 75% of the net shares resulting from stock option exercises or vesting of other stock-based awards until they reach their applicable stock ownership level. All of our incumbent non-employee directors meet the requirements of this policy.

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Stock Ownership and Related Stockholder Matters
Ownership of Certain Beneficial Owners and Management
The following table and accompanying footnotes show information regarding the beneficial ownership of the issued and outstanding common stock of Cooper-Standard Holdings Inc. by (i) each person known by us to beneficially own more than 5% of the issued and outstanding common stock of Cooper-Standard Holdings Inc. as of the dates indicated in the footnotes and (ii) (A) each of our directors, (B) each named executive officer, and (C) all directors and executive officers as a group, each as of March 17, 2020. Unless otherwise indicated, (i) the address of each beneficial owner is c/o Cooper-Standard Holdings Inc., 40300 Traditions Drive, Northville, Michigan, 48168; and (ii) each of the beneficial owners listed below has sole voting and dispositive (investment) power over the shares beneficially owned.

	Common Stock Beneficially Owned
Named Executive Officers and Directors	Number of Common Shares[1]	Common Shares Underlying Exercisable Options[2]	Common Shares Underlying Restricted Stock Units[3]	Total Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Jeffrey S. Edwards [4]	127,642	164,414	—	292,056	1.7%
Jonathan P. Banas	2,807	10,899	—	13,706	*
Song Min Lee [5]	18,937	8,859	—	27,796	*
Juan Fernando de Miguel Posada	11,030	16,739	—	27,769	*
D. William Pumphrey, Jr.	28,465	58,174	—	86,639	*
David J. Mastrocola	8,115	9,731	8,179	26,025	*
Justin E. Mirro	9,541	—	4,462	14,003	*
Robert J. Remenar	8,228	—	—	8,228	*
Sonya F. Sepahban	3,357	—	2,596	5,953	*
Thomas W. Sidlik	4,750	—	8,179	12,929	*
Matthew J. Simoncini	5,500	—	3,308	8,808	*
Stephen A. Van Oss	17,846	—	8,179	26,025	*
Molly P. Zhang	1,418	—	3,044	4,462	*
John G. Boss	25,000	—	—	25,000	*
Richard J. Freeland	—	—	—	—	—
Adriana E. Macouzet-Flores	—	—	—	—	—
Directors and executive officers as a group (24 persons)	301,588	298,799	37,947	638,334	3.7%
Significant Owners
BlackRock, Inc.[6]	2,733,450				13.9%
The Vanguard Group [7]	1,754,522				9.4%
AllianceBernstein L.P.[8]	1,615,547				8.7%
Fuller & Thaler Asset Management, Inc.[9]	1,274,092				7.0%
Dimensional Fund Advisors LP [10]	1,152,641				6.4%

*	Less than 1%

[1]	Includes common stock directly or indirectly owned by each listed person.

[2]	Includes shares underlying options exercisable on March 17, 2020, and options that become exercisable within 60 days thereafter.

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[3]
Includes Restricted Stock Units credited to non-employee directors as of March 17, 2020, or within 60 days thereafter, which have been deferred under the Company’s Deferred Compensation Plan for Non-Employee Directors and are payable within 45 days following termination of board service or a change of control.

Not included are the following RSUs that are payable within 60 days of March 17, 2020, or, with respect to Messrs. de Miguel and Pumphrey, would be payable if they retire from the Company, and may be paid in cash or shares of common stock at the election of the Company:

Robert J. Remenar	2,596
Juan Fernando de Miguel Posada	1,687
D. William Pumphrey, Jr.	2,153

[4]
The number of common shares reported for Mr. Edwards includes 13,200 shares held by an irrevocable family trust for which his spouse is a beneficiary. Mr. Edwards disclaims beneficial ownership of the stock held by the trust except to the extent of his pecuniary interest therein.

[5]
Mr. Lee’s employment with the Company ended on December 31, 2019. The number of common shares reported for Mr. Lee includes 1,193 shares credited to him that will be payable on July 1, 2020, in accordance Section 409A of the Internal Revenue Code. The amount of Mr. Lee’s holdings in the table are the amounts last known by the Company.

[6]
Based solely on the Schedule 13G/A filed with the SEC on February 4, 2020, BlackRock, Inc. reported being the beneficial holder of 2,733,450 shares of common stock as of December 31, 2019. BlackRock, Inc. has the sole power to vote 2,666,302 shares of common stock and the sole power to dispose of 2,733,450 shares of common stock. The address for BlackRock, Inc., is 55 East 52nd Street, New York, New York 10055.

[7]
Based solely on a Schedule 13G/A filed with the SEC on February 12, 2020, The Vanguard Group reported being the beneficial holder of 1,754,522 shares of common stock as of December 31, 2019. Out of the 1,754,522 shares reported, (i) The Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., was the beneficial owner of 14,321 shares as a result of its serving as investment manager of collective trust accounts; and (ii) Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., was the beneficial owner of 4,155 shares of the outstanding common stock of the Company as a result of its serving as investment manager of Australian investment offerings. As of December 31, 2019, The Vanguard Group had the sole power to vote 16,226 shares; the sole power to dispose of 1,737,951 shares; the shared power to vote 2,250 shares; and the shared power to dispose of 16,571 shares of common stock. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

[8]
Based solely on the Schedule 13G/A filed with the SEC on February 18, 2020. AllianceBernstein L.P. reported being the beneficial holder of 1,615,547 shares of common stock as of December 31, 2019. AllianceBernstein L.P. has the sole power to vote 1,343,314 shares of common stock and the sole power to dispose of 1,615,547 shares of common stock. The address for AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, NY 10105.

[9]
Based solely on the Schedule 13G filed with the SEC on February 14, 2020, Fuller & Thaler Asset Management, Inc.reported being the beneficial holder of 1,274,092 shares of common stock as of December 31, 2019. Fuller & Thaler Asset Management, Inc. has the sole power to vote 1,245,608 shares of common stock and the sole power to dispose of 1,274,092 shares of common stock. The address for Fuller & Thaler Asset Management, Inc. is 411 Borel Avenue, Suite 300, San Mateo, CA 94402.

[10]
Based solely on the Schedule 13G/A filed with the SEC on February 12, 2020, Dimensional Fund Advisors LP reported being the beneficial holder of 1,152,641 shares of common stock as of December 31, 2019. Dimensional Fund Advisors LP has the sole power to vote 1,113,051 shares of common stock and the sole power to dispose of 1,152,641 shares of common stock. The address for Dimensional Fund Advisors LLP is Building One, 6300 Bee Cave Road, Austin, TX, 78746.

Dimensional Fund Advisors LP serves as investment manager or sub-adviser to certain commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the shares of common stock that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of common stock held by the Funds. However, all

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shares of common stock reported by Dimensional are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares of common stock.

Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information about our equity compensation plans as of December 31, 2019:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance (excluding securities reflected in column (a))
	(a)[1]	(b)[2]	(c)
Equity compensation plans approved by security holders	10,703,549	$77.68	1,494,080
Equity compensation plans not approved by security holders	0	0	0
Total	10,703,549		1,494,080

1 Included in column (a) are stock-settled restricted stock unit awards and stock-settled performance-based awards converted to shares by dividing the accounting value of the award by the grant date stock price.
2 The weighted-average exercise price presented in column (b) does not take into account the shares issuable upon vesting of outstanding restricted stock unit awards and cash-denominated and stock-settled performance-based awards, which have no exercise price.

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Executive Officers

Set forth below is certain information with respect to the current executive officers of the Company.

Name	Age	Position
Jeffrey S. Edwards	57	Chairman and Chief Executive Officer
Jonathan P. Banas	49	Executive Vice President and Chief Financial Officer
Jeffrey A. DeBest	57	Executive Vice President and President, Advanced Technology Group
D. William Pumphrey, Jr.	60	Executive Vice President and President, Global Automotive
Patrick R. Clark	47	Senior Vice President and Chief Global Engineering and Product Strategy Officer
Christopher E. Couch	50	Senior Vice President and Chief Technology Officer
Hans O. Helmrich	50	Senior Vice President and Chief Global Manufacturing Officer
Susan P. Kampe	62	Senior Vice President and Chief Information and Procurement Officer
Juan Fernando de Miguel Posada	62	Senior Vice President and President, Strategic Projects
Larry E. Ott	60	Senior Vice President and Chief Human Resources Officer
Joanna M. Totsky	53	Senior Vice President, Chief Legal Officer and Secretary
Peter C. Brusate	44	Vice President, Controller and Chief Accounting Officer

Jeffrey S. Edwards is our chairman and chief executive officer, a position he has held since May 2013, previously serving as chief executive officer and member of the Board of Directors of the Company since October 2012.
Jonathan P. Banas is our executive vice president and chief financial officer, a position he has held since June 2017, previously serving as our vice president, corporate controller, and chief accounting officer since September 2015. Prior to joining the Company in 2015, Mr. Banas served as director, Financial Reporting, of ZF TRW Automotive Holdings Corp., a manufacturer of automotive systems, modules and components.
Jeffrey A. DeBest is our executive vice president and president, Advanced Technology Group, a position he has held since January 2020, prior to which he was our senior vice president and president, Advanced Technology Group from March 2018. Prior to joining the Company, Mr. DeBest served as chief operating officer at APM Terminals B.V., one of five companies within the Maersk Group of Copenhagen, Denmark.
D. William Pumphrey, Jr. is our executive vice president and president, Global Automotive Group, a position he has held since January 2020, prior to which he was senior vice president and president, North America, from January 2014.
Patrick R. Clark is our senior vice president and chief global engineering and product strategy officer, a position he has held since January 2019, previously serving as vice president, business development, North America since May 2017. Prior to May 2017, Mr. Clark served as senior director, global product line sealing .
Christopher E. Couch is our senior vice president and chief technology officer, a position he has held since January 2020, prior to which he was senior vice president and chief innovation officer from January 2019. From 2016 to 2018, Mr. Couch served as vice president, product line strategy and innovation. Prior to joining the Company, he served as chief technical officer and global manufacturing vice president at Lear Corp, a global supplier of automotive seating systems and electrical systems.
Hans O. Helmrich is our senior vice president and chief global manufacturing officer, a position he has held since January 2019, prior to which he served as vice president, operations, North America from 2017. Prior to 2017, Mr. Helmrich served in various positions, including vice president, operations, Europe and vice president, engineering Europe and Asia Pacific.
Susan P. Kampe is our senior vice president, chief information and procurement officer, a position she has held since October 1, 2018, prior to which she was senior vice president and chief information officer from March 2018. Ms. Kampe served as vice president, chief information officer from November 2015 to March 2018. Prior to 2015, Ms. Kampe served as managing partner and founder of Zang Consulting LLC, a software and technical consulting company.
Juan Fernando de Miguel Posada is our senior vice president and president, strategic projects, a position he has held since January 2020, prior to which he was senior vice president and president, Europe, South America, and India. Mr. de Miguel has served as senior vice president and president, Europe since 2013, South America since 2015, and India since 2018.

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Larry E. Ott is our senior vice president and chief human resources officer, a position he has held since January 2014, previously serving as vice president, global human resources, since August 2013.
Joanna M. Totsky is our senior vice president, chief legal officer, and Secretary, a position she has held since July 2019, prior to which she held the position of vice president and deputy general counsel from October 2016, when she joined the Company. Prior to joining the Company, Ms. Totsky held various leadership positions in the Office of the General Counsel at Ford Motor Company, a global automobile manufacturer, and Ford Motor Credit Company LLC, an automotive finance company, including legal director positions in Asia Pacific and Europe.
Peter C. Brusate is our vice president, controller and chief accounting officer, a position he has held since June 2017. He has been with the Company since 2015, previously serving as vice president, internal audit and compliance. Prior to joining the Company, Mr. Brusate was controller for the Asia Pacific business of the former Delphi Automotive, a global auto parts company.

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Transactions with Related Persons
Related Persons Transactions Policies and Procedures
We have established a formal written policy regarding transactions with related persons as defined under Item 404(a) of Regulation S-K (the “Related Party Transaction Policy” or the “Policy”). The Policy assists us in identifying, reviewing, monitoring and, as appropriate, approving transactions with related parties. The Policy requires that any transaction involving the Company which exceeds $120,000 and in which a related party had or will have a direct or indirect material interest must be approved or ratified by the Nominating and Corporate Governance Committee if it involves a shareholder who owns greater than 5% of our shares, a director, a nominee for director, the chief executive officer, or the general counsel and/or their immediate family members. Such transactions involving executive officers other than the chief executive officer or the general counsel will be referred to the general counsel for review and approval or ratification. All determinations by the general counsel under the Policy will be reported to the Committee at its next regularly scheduled meeting.
In connection with the review and approval or ratification of a related party transaction, the Nominating and Corporate Governance Committee, or the general counsel, as applicable, will consider relevant facts and circumstances, including:

•	whether the terms of the transaction would apply on the same basis if the transaction did not involve a related party;

•	whether there are compelling business reasons for the Company to enter into the transaction and the nature of any alternative transactions;

•	the timing of the transaction;

•	whether the transaction would impair the independence of a director; and

•	whether the transaction would present an improper conflict of interest.
We have implemented procedures to ensure compliance with the Related Party Transaction Policy. In particular, each director, nominee for director, and executive officer is required to complete a questionnaire in connection with the annual proxy statement that asks a series of questions aimed at identifying possible related party transactions. In addition, on a quarterly basis, we seek to identify related party transactions through an internal inquiry across various departments, including finance, sales, and legal, which includes a review of payments to or from any party that may be considered related. In addition, our Code of Business Conduct and Ethics prohibits our directors, officers, employees, and associates from participating in transactions involving conflicts of interest and requires disclosure of any potential conflicts of interest.
Fiscal Year 2019 Related Persons Transactions
A brother of Susan P. Kampe, our senior vice president and chief information and procurement officer, is global vice president, quality and supplier development, at the Company, and earned $391,860 in total compensation in 2019, including base salary, annual incentive bonus, the value of any long-term incentive award paid in 2019, and any other compensation. He also participates in the benefit plans of the Company. His employment with the Company precedes the employment of Ms. Kampe with the Company and her appointment as an executive officer. His compensation was established in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Ms. Kampe does not have a material interest in her brother’s employment, nor does she share a household with him.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who own more than ten percent of the common stock of the Company to file with the SEC reports of ownership of the Company’s securities and changes in reported ownership. Officers, directors, and greater than ten percent stockholders are required to furnish the Company with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of copies of such reports received by the Company, we believe that during 2019 our officers, directors, and greater than ten percent stockholders complied with their Section 16(a) filing obligations on a timely basis; however, a report was filed in 2019 for each of Messrs. Van Oss and Mastrocola listing two transactions that occurred prior to 2019. The reports of these transactions were due in 2013 and 2014 but were not filed on a timely basis due to an administrative error.

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Other Matters Concerning Directors, Nominees and Executive Officers
SEC regulations require the Company to describe certain legal proceedings, including bankruptcy and insolvency filings involving directors, nominees for director or executive officers of the Company or companies of which a director, nominee for director, or executive officer was an executive officer at the time of filing. Mr. Remenar, a director, was an executive officer of Chassix Inc. approximately nine months before Chassix Inc. filed for protection under Chapter 11 in March 2015. Mr. Simoncini, a director, was an executive officer at Lear Corporation at the time it filed for protection under Chapter 11 in July 2009. Mr. Boss, a director nominee, was an executive officer at Momentive Performance Materials Inc. at the time it filed for protection under Chapter 11 in April 2014.

Communications with the Board of Directors
The Board has established procedures for the stockholders and other interested parties to communicate with the Board. A stockholder or other interested party may contact the Board by writing to the lead director or the non-employee or independent members of the Board to their attention at the Company’s principal executive offices at 40300 Traditions Drive, Northville, Michigan, 48168. Any stockholder must include the number of shares of the Company’s common stock he or she holds and any interested party must detail his or her relationship with the Company in any communication to the Board. Communications received in writing are distributed to the lead director or independent members of the Board as a group, as appropriate, unless such communications are considered, in the reasonable judgment of the Company’s secretary, improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company’s business, or communications that relate to improper or irrelevant topics.

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Proposal 2: Advisory Vote on Named Executive Officer Compensation
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking the stockholders to vote, on an advisory or non-binding basis, to approve the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement. A detailed description of our compensation program is available in the Compensation Discussion and Analysis section.
The advisory vote, commonly known as a say-on-pay vote, gives stockholders the opportunity to express their views on the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Approval of this advisory proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions and broker non-votes are not counted as votes FOR or AGAINST the proposal, and will therefore have no effect on such vote. The say-on-pay vote is an advisory vote only, and therefore it will not bind the Company or the Board. However, the Board and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation. We intend to hold the next advisory vote on the compensation of our named executive officers at the 2020 annual meeting of the stockholders.
The Board and the Compensation Committee believe that we have created an executive compensation program that is tied to performance, aligns with stockholder interests and merits stockholder support. Accordingly, we are asking the stockholders to indicate their support for our NEOs’ compensation by voting FOR the following resolution at the Annual Meeting:
RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion contained in this proxy statement.

☑	The Board of Directors recommends that the stockholders vote FOR Proposal 2.

Compensation Discussion and Analysis
Our 2020 Proxy Statement relates to 2019 compensation and performance in 2019 and prior years, neither of which were affected by the Coronavirus (COVID-19) pandemic.  The COVID-19 pandemic could significantly impact 2020 financial results and compensation outcomes.  Specific actions taken by the board and executives to address the effect of the COVID-19 pandemic on business operations will be considered in the future.

This Compensation Discussion and Analysis describes the key principles and material elements of the compensation programs applicable to our NEOs in 2019. The NEOs for 2019 are as follows:

Mr. Jeffrey Edwards	Chairman and Chief Executive Officer
Mr. Jonathan Banas	Executive Vice President and Chief Financial Officer
Mr. Song Min Lee[1]	Senior Vice President and President, Asia Pacific
Mr. Juan Fernando de Miguel Posada[2]	Senior Vice President, Europe/South America/India
Mr. D. William Pumphrey, Jr.[3]	Senior Vice President, North America

1Mr. Lee’s employment ended with the Company on December 31, 2019.
2Effective January 1, 2020, Mr. de Miguel Posada’s title became Senior Vice President and President, Strategic Projects. In accordance with Mr. de Miguel Posada’s Service Contract, the Company is required to give an 18-month notice prior to termination of employment. Mr. de Miguel Posada’s 18-month notice period will commence on July 1, 2020 and his employment with the Company will end on December 31, 2021.
3Effective January 1, 2020, Mr. Pumphrey, Jr.'s title became Executive Vice President and President, Global Automotive.

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Executive Summary
Cooper Standard’s sales decreased in 2019 by 14.2% to $3.1 billion due to challenging market conditions, foreign exchange, and the sale of the Company’s Anti-Vibration Systems (AVS) business. Our net income was $67.5 million in 2019, compared to $103.6 million in 2018. Our Adjusted EBITDA* (as defined in our Annual Incentive Award section) was $201.6 million compared to $372.7 million in 2018, which fell short of the 2019 threshold performance goal in our annual incentive program.
In alignment with a true pay-for-performance program, there were no annual incentive payments to our NEOs. With respect to Long-Term Incentive Plan awards for the performance period ending on December 31, 2019, our average return on invested capital over the three-year period ending December 31, 2019 (8.3%) was below the pre-established threshold performance level of 11.9%, resulting in no payments to our NEOs. Furthermore, as of December 31, 2019, none of the outstanding Long-Term Incentive Plan awards with performance targets were projected to be earned. In addition, none of the NEOs received increases to base salaries or target bonus opportunities for 2019.
Despite 2019 being a challenging year, the Company is focused on improving its operating efficiency and executing its global strategy to offset the negative market impacts. The Company is also focusing on value creation and diversification in non-automotive markets and positioning itself to achieve profitable growth over the next five years.
* For a reconciliation of Adjusted EBITDA from net income, which is the most comparable financial measure in accordance with U.S. GAAP, please see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial Measures on page 39 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
Compensation Philosophy and Objectives
Our compensation programs are designed to:

•	Link executive compensation to Company performance;

•	Help us attract and retain a highly-qualified executive leadership team;

•	Align the interests of executives with those of our stockholders;

•	Focus our leadership team on increasing profitability and return on invested capital; and

•	Motivate our leadership team to execute our long-term growth strategy while delivering consistently strong financial results.
To help achieve these goals, we believe compensation for executive officers should include the following components:

•	Base salary;

•	Annual performance-based cash incentives;

•	Long-term performance-based equity incentives;

•	Regular and change-of-control termination benefits; and

•	Competitive health, welfare, and retirement benefits.
The Compensation Committee regularly reviews these components and evaluates each in connection with furthering our compensation philosophy and objectives. To assist with determining appropriate target compensation levels and components, the Compensation Committee reviews market data and best practices, including benchmarking our senior executive target compensation levels to those provided to similarly-situated executives at comparable companies as discussed below. The Compensation Committee generally targets compensation for our NEOs at approximately the 50th percentile of market practice (based on our benchmarking peer group and general industry survey data), recognizing that actual compensation levels will fluctuate above or below median levels depending on our performance. In addition, target compensation for specific executives can be above or below the market median based on the individual’s importance to the organization, the difficulty and cost of replacement, the expected future contribution to the organization, tenure at current position, and skill set relative to the external marketplace.
We are committed to sound and effective compensation and related governance practices. As such, we have adopted the following:

•	Independent compensation consultant retained by the Compensation Committee;

•	Annual benchmarking using general industry surveys and a peer group proxy analysis;

•	Majority of target total direct compensation is performance-based;

•	Balanced mix of performance measures aligned with long-term strategy;

•	Clawback policy;

•	Anti-hedging and anti-pledging policy; and

•	Executive and non-employee director stock ownership guidelines.

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Processes Relating to Executive Compensation
The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of our NEOs and overseeing our compensation plans, policies, and benefit programs. Our human resources team supports the Compensation Committee in its work. In evaluating and determining target compensation levels for our NEOs, the Compensation Committee relies on data received from its independent compensation consultant and the Chief Human Resources Officer, as well as recommendations from the CEO. The Compensation Committee, following discussions with the CEO, determines the base salary and target annual and long-term incentive compensation of the other NEOs. Executives whose compensation is under consideration are not present during the Compensation Committee’s review meetings, and neither the CEO nor management has any input into the compensation decisions for the CEO. The considerations, criteria and procedures applicable to these determinations are discussed more fully under “Executive Compensation Components.”
Executive Compensation Review for 2019
As discussed above, the Compensation Committee has engaged FW Cook as its independent compensation consultant. FW Cook has served as the Compensation Committee’s independent consultant since 2013. As part of its engagement, FW Cook benchmarked the target compensation levels of our NEOs to assess the competitiveness of our executive compensation programs in the markets in which we compete for talent, focusing in particular on base salaries, target annual incentive opportunities and long-term incentive opportunities. For 2019, FW Cook compared our programs in these areas to a peer group comprised of 17 publicly-traded automotive suppliers with 2018 annual revenues between $1.8 billion and $9.8 billion and with median revenues of $3.8 billion. FW Cook supplemented its analysis of peer group proxy data with general industry survey data, which was size-adjusted to reflect the revenue responsibility of each executive.
The peer group below was reviewed and approved by the Compensation Committee for 2019. In comparison to 2018, Harman International and Metaldyne Performance Group were removed from the peer group due to their acquisitions by Samsung Electronics and American Axle & Manufacturing, respectively. Additionally, Delphi Technologies, Gentex, Terex, Wabash National, and Wabtec were added to the peer group to increase the number of peers and more closely align Cooper Standard’s size measures to the peer median. At the time the market analysis was completed in the fall of 2018, Cooper Standard was positioned at or near the peer median for revenue ($3.7B versus the peer median of $3.8B), operating income ($304M versus the peer median of $344M) and market capitalization ($1.6B versus the peer median of $1.9B).
The 2019 peer group companies were:

•	American Axle & Mfg. Holdings, Inc.	•	Linamar	•	Tower International, Inc.
•	Cooper Tire & Rubber	•	Martinrea International Inc.	•	Visteon Corp.
•	Dana Holding Incorporated	•	Meritor, Inc.	•	Wabash National
•	Delphi Technologies	•	Modine Manufacturing Co.	•	WABCO Holdings Inc.
•	Gentex	•	Tenneco Inc.	•	Wabtec
•	LCI Industries (formerly Drew Industries, Inc.)	•	Terex
Based on its fall 2018 analysis (which was used to inform target Total Direct Compensation (“TDC”) changes for 2019), FW Cook concluded that base salaries for our NEOs were 91% of the market median, in aggregate. The competitiveness of target bonus opportunities varied by executive, resulting in target cash compensation that is 93% of the median, in aggregate. Relative to market data, executive target TDC levels were 93% of the median, in the aggregate.
As discussed above, the Compensation Committee considers all factors relevant to FW Cook’s independence from management as required by applicable NYSE standards. Apart from the work it performed for the Compensation Committee, FW Cook provided no other services to the Company in 2019. As a result of this and the consideration of other factors, the Compensation Committee determined that the engagement of FW Cook in 2019 was appropriate and raised no conflict of interest.
“Say-on-Pay” Vote
Our annual stockholder advisory vote on the compensation of our NEOs was held in May 2019. Our stockholders overwhelmingly approved the compensation of the NEOs as disclosed in the 2019 Proxy Statement, with approximately 97% of shares voted in favor of the say-on-pay advisory proposal. The Compensation Committee has determined that our executive compensation philosophy, compensation objectives, and compensation elements continue to be appropriate and did not make

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any material changes to our executive compensation program in direct response to the 2019 “say-on-pay” vote. We continue to believe that our executive compensation program has a strong performance orientation and aligns with stockholder interests.
Executive Compensation Components
The following describes the components of our 2019 executive compensation program as approved by the Compensation Committee.
Base Salary
Our NEOs are paid a base salary determined early in each fiscal year or upon changes in roles or positions within the Company. The Compensation Committee determines the CEO’s base salary and, taking into account recommendations from the CEO, the salaries of the other NEOs. Generally, our practice is to pay base salaries that are competitive in the markets in which we compete for talent and commensurate with the responsibilities and contributions of each executive. Based upon the Compensation Committee’s evaluation of data supplied by FW Cook, the NEOs did not receive salary increases in 2019.

	2018 Base Salary	2019 Base Salary	Increase
Mr. Edwards	$1,000,000	$1,000,000	—%
Mr. Banas	$450,000	$450,000	—%
Mr. Lee	$579,000	$579,000	—%
Mr. de Miguel Posada	€571,000	€571,000	—%
Mr. Pumphrey, Jr.	$562,000	$562,000	—%

Annual Incentive Award
Prior to or early in each fiscal year, the Compensation Committee determines target annual incentive opportunities payable to the NEOs upon the achievement of performance targets approved by the Compensation Committee for the year. The Compensation Committee determined that the performance metric for 2019 would be Adjusted EBITDA. The operating cash flow performance metric was removed from the 2019 plan due to cash flow already being a large component of Adjusted EBITDA and the desire of the Company for its leadership team to focus exclusively on the Adjusted EBITDA performance metric. Other metrics, including financial metrics, were covered as part of the discretionary adjustment with the individual performance goals as described below.
Adjusted EBITDA is deemed by the Compensation Committee to be an appropriate objective measurement of the financial performance of the Company because it is an indicator of our strategy to achieve sustained profitable growth and align executive compensation with the interests of our stockholders over the long term.
The Compensation Committee establishes a “threshold” or minimum performance Adjusted EBITDA goal, the achievement of which entitles NEOs to a payment equal to 50% of target. No annual incentive award is payable if the Company fails to meet the threshold performance goal for Adjusted EBITDA. The Compensation Committee also sets a “superior performance” level, the achievement of which entitles NEOs to a maximum annual incentive payment equal to 200% of the target amounts. The superior performance level represents a goal deemed difficult to achieve at the beginning of the year based on the assumptions underlying our business plan. Actual annual incentive payments are determined using linear interpolation for performance attainment between “threshold” and “target” and between “target” and “superior.”
Although the funding of the bonus pool is determined based on Adjusted EBITDA performance only, the 2019 program provided that the CEO could recommend a discretionary adjustment of +/- 30% to the funded amount for performance against pre-established individual objectives for the NEOs other than himself, subject to Compensation Committee approval. The individual performance goals included but were not limited to financial metrics, project-based goals, mergers and acquisition targets, and innovation objectives. The 30% discretionary portion can be lowered to zero or increased to twice that portion of the payout, but in no case will the total annual bonus payout exceed 200% of the target. Additionally, the discretionary adjustments were to be managed on a “zero sum” basis so as to not exceed the financial funding component. The CEO’s bonus will be based on the Adjusted EBITDA funded amount, with no +/- 30% discretionary adjustment. Furthermore, with respect to NEOs, the calculated payout may be subject to downward adjustment of up to 100% at the discretion of the Compensation Committee in extraordinary situations.
For 2019, the Compensation Committee established target awards under the AIP for each NEO based on a percentage of base salary as follows: 120% for Mr. Edwards and 65% for Messrs. Banas, Lee, de Miguel Posada, and Pumphrey, Jr. The target award amounts did not change from 2018. The Compensation Committee set Adjusted EBITDA targets applicable to the Company as a whole in accordance with our 2019 business plan as approved by the Board of Directors, as follows:

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2019 Achievement Level	Adjusted EBITDA[1] (000)	Award Payout as % of Award Target
Below Threshold	Below $282,200	0%
Threshold (85% of target performance)	$282,200	50%
Target	$332,000	100%
Superior (115% of target performance)	$381,800 +	200%

1Adjusted EBITDA is not a measure recognized under U.S. GAAP and is defined as net income plus income tax expense, interest expense net of interest income, depreciation and amortization, and certain items that management does not consider to be reflective of the Company's core operating performance. Adjusted EBITDA is net of all incentive plan payouts.
In 2019, for purposes of the AIP, our Adjusted EBITDA was $201.6 million, which was below the threshold level. This performance achievement resulted in no payout under the AIP being earned for 2019 performance for any of our NEOs and thereby no discretionary adjustments for performance against individual objectives could be applied.
Long-Term Incentive Compensation
2019 Long-Term Incentive Program
The 2017 Omnibus Incentive Plan (“2017 Plan”) authorizes the Compensation Committee to award stock options, stock appreciation rights, shares of common stock, restricted stock, RSUs, incentive awards, and certain other types of awards to our key employees and directors. Except in the case of newly hired or promoted executives, it has been the practice of the Compensation Committee to grant incentive awards under the 2017 Plan, including equity-based incentive awards, during the first quarter of the calendar year so that all elements of executive target TDC can be considered in a coordinated, comprehensive manner.
For 2019, the Compensation Committee, following consultation with FW Cook, determined that equity-based awards to our NEOs should have a value generally aligned with the market median for executives in comparable positions. The equity-based awards we granted in 2019 consisted of options to purchase shares of our common stock, time-vested RSUs, and performance-based RSUs (“Performance RSUs”). The percentage mix of the three Long-Term Incentive Program (“LTIP”) vehicles granted in 2019 (on a value basis) was approximately 50%, 30%, and 20% for Performance RSUs, stock options, and time-vested RSUs, respectively, which was unchanged from 2018.

Messrs. Edwards, Banas, and Pumphrey, Jr. received increases in their 2019 LTIP. Mr. Edwards’ LTIP value increased from $3,400,000 to $3,800,000, reflecting a market adjustment in connection with target TDC below the market median. Following this increase, Mr. Edwards’ target TDC for 2019 of $6,000,000 remained more than 10% below the market median. Mr. Banas’ LTIP value increased from $575,000 to $650,000 to bring him closer to the median of his benchmark peer group given his initially conservative positioning following his promotion to the Executive Vice President and Chief Financial Officer role in 2017. Mr. Pumphrey, Jr.’s LTIP value increased from $735,000 to $785,000 to bring him closer to the median of the survey data. For 2019, LTIP values for Messrs. Lee and de Miguel Posada did not change. The grant value approved by the Compensation Committee for the 2019 annual equity awards along with the number of units and options granted are as follows:

		Number of Awards
	2019 LTIP Grant Value	Performance RSUs at Target	Stock Options	Time Vested RSUs
Mr. Edwards	$3,800,000	25,624	45,293	10,250
Mr. Banas	$650,000	4,384	7,748	1,754
Mr. Lee	$675,000	1,513	2,351	532
Mr. de Miguel Posada	$733,000	4,943	8,737	1,978
Mr. Pumphrey, Jr.	$785,000	5,294	9,357	2,118

2019 Performance-Based Restricted Stock Units
For 2019, we granted a target number of Performance RSUs to our NEOs under the 2017 Plan. The Performance RSUs cliff vest after three years if we achieve certain established performance goals based on return-on-invested-capital (“ROIC”) and if the NEO remains employed until December 31, 2021. If the Company’s average ROIC for the three-year performance period ending December 31, 2021 is at target, 100% of the Performance RSUs will vest. If ROIC is 80% of the target performance goal, then one half of the Performance RSUs will vest. If ROIC is 120% of the target performance goal, then the maximum of

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two times the number of Performance RSUs will vest. No payout occurs if ROIC is below 80% of the target performance goal. Achievement of the performance goal between threshold and target, and between target and maximum will be linearly interpolated. The number of shares paid out due to the ROIC achievement is referred to as earned shares. Performance RSUs that vest will be settled 100% in shares of our common stock.
In addition to the ROIC performance metric, the 2019 Performance RSUs also have a Relative Total Shareholder Return (“RTSR”) multiplier. The number of earned shares based on the ROIC performance achievement will be subject to a 25% adjustment based on the Company’s three-year RTSR (change in stock price plus dividends, if any) compared to the TSR of a pre-established, industry-specific comparator group. If RTSR is at or below the 25th percentile, then 75% of the earned shares will be paid out. If RTSR is between the 26th and 74th percentile, 100% of the earned shares will be paid out. If RTSR is at or above the 75th percentile, 125% of the earned shares will payout. The impact of the RTSR multiplier may not take the number of earned shares above 200% of target.
Following its review of the benchmarking analysis by FW Cook, the Compensation Committee determined that the value of the Performance RSUs granted in 2019 should continue to constitute approximately 50% of the total value of each NEO’s annual long-term incentive opportunity. The Compensation Committee considers Performance RSUs to be performance based because the wealth creation for NEOs is based on the number of units vesting due to the Company’s capital efficiency and its performance relative to its comparator group and the value of the Company’s stock after the three-year performance period concludes. We believe Performance RSUs align the interests of our NEOs with those of our stockholders and further emphasize the importance of our long-term performance.
2019 Stock Option Awards
For 2019, we granted non-qualified stock options to purchase shares of the Company’s common stock at an exercise price equal to the fair market value of a share of common stock on the date of grant. The options granted in 2019 vest ratably over a three-year period and expire on the tenth anniversary of the grant date or earlier upon certain terminations.
Following its review of a benchmarking analysis by FW Cook, the Compensation Committee determined that the value of stock options granted in 2019 should continue to constitute approximately 30% of the total value of the annual long-term incentive awards granted. We believe that the use of stock options as a component of compensation is an effective way of aligning the interests of our executives with those of our stockholders, as the intrinsic value of stock options is dependent upon increases in the price of our common stock.
2019 Time-Vested Restricted Stock Unit Awards
For 2019, we granted time-vested RSUs to our NEOs. The RSUs cliff vest after three years. Following its review of a benchmarking analysis by FW Cook, the Compensation Committee determined that the value of time-vested RSUs granted in 2019 should continue to constitute approximately 20% of the total value of the annual long-term incentive awards granted. We believe that the use of time-vested RSUs as a component of compensation helps retain executives and aligns the interests of our executives and stockholders, as the value of RSUs is directly linked to the price of our common stock.
Awards under the 2017 Performance-Based Restricted Stock Units
In 2017, the Compensation Committee granted performance-based RSUs for each of the NEOs who was employed by us at the time for the three-year period ending December 31, 2019.
The LTIP awards for the three-year performance period ending December 31, 2019 were based on the achievement of a target ROIC of 14.9%, subject to continued service. Pursuant to the terms of the awards, payouts were to be determined as follows:

Achievement Level	Three-Year Average Return on Invested Capital	Award Payout as % of Award Target
Below Threshold	Below 11.9%	0%
Threshold (80% of target performance)	11.9%	50%
Target	14.9%	100%
Superior (120% of target performance)	17.8% +	200%
Actual earnouts are determined using linear interpolation for performance attainment between “threshold” and “target” and between “target” and “superior”. The actual ROIC of the Company for the performance period was 8.3%, which resulted in an earnout of 0% of target under the LTIP awards for the performance period ending December 31, 2019.

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Retirement Plan Benefits
Our NEOs other than Mr. de Miguel Posada participate in a tax-qualified 401(k) retirement savings plan (the “CSA Savings Plan”) and our nonqualified retirement plan. Benefits under these plans provide executives with an income source during their retirement years and reward executives for long-term service to the Company. We believe that our retirement plans are generally competitive in the automotive industry and assist the Company in attracting and retaining a high caliber executive leadership team. Please see the 2019 Nonqualified Deferred Compensation table and the accompanying narrative for further information regarding our retirement plans. In addition, Mr. de Miguel Posada participates in a defined contribution pension scheme pursuant to which the Company makes a contribution equal to 15% of Mr. de Miguel Posada’s annual base salary.
Termination and Change of Control Benefits
One of our NEOs, Mr. de Miguel Posada, receives certain benefits under his employment agreement upon certain termination events. Our other NEOs receive certain benefits upon certain termination events including following a change of control of the Company under the Executive Severance Pay Plan. These benefits, described in detail under “Terms Applicable to Payments upon Termination of Employment,” are intended to ensure that the executive leadership team is able to objectively evaluate potential change of control transactions without the distraction of the potential impact such transactions may have on their employment.
Health Benefits
We provide our NEOs with health and welfare benefits that are available to all of our salaried employees. Our plan is a flexible plan which permits participants to choose among various co-pay options and available benefits, including medical, prescription drug, dental, long-term disability and life insurance, and other benefits depending on the needs of the participant and his or her dependents. These benefits help us remain competitive in attracting and retaining a high-caliber management team.
Perquisites
Our executives are provided with a vehicle for business and personal use through a vehicle lease program or through a vehicle allowance. This program helps us to attract and retain a high-caliber management team in the very competitive automotive supplier industry. The value of this benefit is treated as ordinary income for tax purposes at the full extent of its value, and participants, including the NEOs, do not receive any tax “gross up” payments or similar compensation to cover this tax.
Relocation and Expatriate Benefits
Messrs. de Miguel Posada and Lee commenced their employment with us in 2013 as presidents of our business units in the European (and later in India and South America) and Asia Pacific regions, respectively. In addition to the base salary and incentive compensation described above, Messrs. de Miguel Posada and Lee receive certain relocation and expatriate benefits. Mr. de Miguel Posada receives Company-leased housing at his assignment location and a monthly allowance for additional living expenses. Mr. Lee receives Company-leased housing at his assignment location and other amounts associated with his assignment, including a goods and services allowance. Mr. Lee’s expatriate benefits also include tax equalization payments and tax preparation services. We believe that these benefits are appropriate to attract highly qualified candidates for key international leadership positions in competitive markets for executive automotive talent.
Stock Ownership Policy
We require that our officers achieve and maintain levels of ownership of our common stock. The levels are based on multiples of each officer’s base salary. Under our policy, officers are required to hold 50% of the net shares resulting from stock option exercises or vesting of other stock-based awards until they reach the applicable level. Only shares owned outright and time-vested RSUs count toward satisfaction of the guideline (time-vested RSUs are counted on an after-tax basis assuming a 35% tax rate for ease of administration). This policy is intended to align the interests of our key executives with the interests of our stockholders by maintaining a strong link between the Company’s long-term success and the ultimate compensation of key executives. The 2019 stock ownership requirement was as follows:

Positions	Stock Ownership Level (Multiple of Base Salary)
Chief Executive Officer	6X
Chief Financial Officer	3X
All Other NEOs[1]	2X

1Effective January 15, 2020, Mr. Pumphrey, Jr.’s stock ownership level increased from two times to three times his base salary. Mr. Pumphrey, Jr. is in compliance with the policy at the new ownership level. The 2020 stock ownership levels are as follows:

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Positions	Stock Ownership Level (Multiple of Base Salary)
Chief Executive Officer	6X
Chief Financial Officer; President of Global Automotive; President of Advanced Technology Group	3X
All Other NEOs	2X
All NEOs are in compliance with the required multiple of base salary or are retaining their acquired amounts until they reach the required multiple.
Policy Concerning Transactions Involving Company Securities
We have a policy applicable to all directors, officers, and employees that prohibits certain transactions involving our stock, including engaging in short-term speculative transactions, such as hedging transactions and buying or selling put or call options, holding the Company’s securities in a margin account, pledging the Company’s securities as collateral for a loan, or engaging in short sales of the Company’s securities.
Clawback Policy
Cooper Standard has a compensation recovery (“clawback”) policy. The policy authorizes the Board to recoup incentive compensation paid to executive officers, including our NEOs, in the event the Company experiences a material financial restatement. Recoverable compensation is any cash or equity-based compensation for which the grant, payment, or vesting was predicated upon the achievement of financial results that were derived from financial statements that are required to be restated, except where such restatement is required due to changes in accounting rules or standards, immaterial correction of errors, or changes in applicable law.

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Compensation Committee Report
The Compensation Committee of the Board of Directors of Cooper-Standard Holdings Inc. oversees our executive compensation program. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.
In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and included in this Proxy Statement.
Compensation Committee

Robert J. Remenar, Chair
Sonya F. Sepahban
Stephen A. Van Oss

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Executive Compensation
Set forth below is information regarding compensation for services to the Company in all capacities of the following NEOs during the year ended December 31, 2019: (i) our current chief executive officer; (ii) our current chief financial officer; and (iii) the three most highly compensated executive officers other than the chief executive officer and chief financial officer who were serving as executive officers at December 31, 2019.
2019 SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year	Salary(2)	Bonus	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Jeffrey S. Edwards, Chairman and Chief Executive Officer	2019	$1,000,000	—	$2,804,576	$1,126,437	—	—	$122,640	(6)	$5,053,653
	2018	$980,769	—	$2,095,392	$907,477	—	—	$186,569		$4,170,207
	2017	$998,077	—	$2,073,074	$885,944	$616,000	—	$281,284		$4,854,379
Jonathan P. Banas, Executive Vice President and Chief Financial Officer	2019	$450,000	—	$479,858	$192,693	—	—	$54,455	(7)	$1,177,006
	2018	$440,385	—	$354,473	$153,480	—	—	$65,150		$1,013,488
	2017	$349,885	—	$349,397	$149,812	$145,600	—	$53,298		$1,047,992
Song Min Lee, Senior Vice President and President, Asia Pacific	2019	$579,000	—	$498,231	$200,104	—	—	$632,615	(8)	$1,909,950
	2018	$578,346	—	$416,125	$180,180	—	—	$673,679		$1,848,330
	2017	$561,385	—	$482,585	$206,241	$204,568	—	$886,399		$2,341,178
Juan Fernando de Miguel Posada, Senior Vice President, Europe/South America / India	2019	$580,436	—	$541,071	$217,289	—	—	$275,374	(9)	$1,614,170
	2018	$592,248	—	$451,854	$195,644	—	—	$256,110		$1,495,856
	2017	$602,330	—	$524,072	$223,945	$219,248	—	$266,994		$1,836,589
D. William Pumphrey, Jr., Senior Vice President, North America	2019	$562,000	—	$579,458	$232,709	—	—	$75,979	(10)	$1,450,146

[1]
The column reflects each NEO’s position as of December 31, 2019. Mr. Lee departed from the Company effective December 31, 2019. Compensation for Mr. de Miguel Posada, a German-based employee, is delivered in Euro. In calculating the dollar equivalent for items that are not denominated in U.S. dollars, the Company converts compensation into dollars based on mid-market currency exchange rates in effect at year-end. For 2019, the currency conversion rate utilized equaled 1.1227. Effective January 1, 2020, Mr. de Miguel Posada became Senior Vice President and President, Strategic Projects. In accordance with Mr. de Posada’s Service Contract, the Company is required to give an 18-month notice prior to termination of employment. Mr. de Miguel Posada’s 18-month notice period will commence on July 1, 2020, and his employment with the Company will end on December 31, 2021. Effective January 1, 2020, Mr. Pumphrey, Jr. became Executive Vice President and President, Global Automotive.

[2]
Amounts shown reflect the NEO's annual base salary earned during the fiscal year and are not reduced to reflect the NEOs’ elections, if any, to defer receipt of salary into the CSA Savings Plan for salaried U.S. employees.

[3]
The amounts shown in column (e) represent the aggregate grant-date fair value of time-vested RSUs and Performance RSUs, which were granted under the 2017 Plan on February 14, 2019 and are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Stock Compensation (“ASC Topic 718”). In the case of Performance RSUs, the amounts shown are based on the probable outcome of performance conditions at the time of the grant, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718 as follows: Mr. Edwards, $2,044,539; Mr. Banas, $349,799; Mr. Lee, $363,204; Mr. de Miguel Posada, $394,402; and Mr. Pumphrey, $422,408. Assuming the highest level of performance is achieved for the

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Performance RSUs, the maximum value of these awards at the grant date would be as follows: Mr. Edwards, $4,089,078; Mr. Banas, $699,598; Mr. Lee, $726,408; Mr. de Miguel Posada $788,804; and Mr. Pumphrey, $844,816. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 20 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

[4]
The amounts shown in column (f) represent the aggregate grant-date fair value of stock option awards granted under the 2017 Plan on February 14, 2019 and are computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 20 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

[5]	The amounts shown in column (g) represent the bonus payments for 2019 under the Company’s annual incentive award program.

[6]
The amount shown in column (i) for Mr. Edwards represents Company contributions under the CSA Savings Plan ($19,600) and nonqualified Supplemental Executive Retirement Plan ($86,660); the cost of a Company-provided vehicle ($12,000); and life insurance premiums paid by the Company ($4,380).

[7]
The amount shown in column (i) for Mr. Banas represents Company contributions under the CSA Savings Plan ($16,800) and nonqualified Supplemental Executive Retirement Plan ($24,780); the cost of a Company-provided vehicle ($12,000); fitness reimbursement ($27); and life insurance premiums paid by the Company ($848).

[8]
The amount shown in column (i) for Mr. Lee represents Company contributions under the CSA Savings Plan ($19,212) and nonqualified Supplemental Executive Retirement Plan ($40,380); the value of Company-paid costs associated with Mr. Lee’s expatriate assignment (totaling $519,202); outplacement services ($50,000); and life insurance premiums paid by the Company ($3,821). The expatriate benefits include a goods and services allowance ($45,309); housing costs ($47,334); travel expenses ($14,091) and tax preparation services ($9,500). The expatriate benefits also include payment of Korean income and social taxes ($215,168); a U.S. tax equalization payment ($74,756); a Michigan state tax payment ($23,044); and a US federal tax payment ($90,000). The expatriate benefits were valued on the basis of the aggregate incremental cost to the Company and represent the amount paid to the service provider or Mr. Lee, as applicable.

[9]
The amount shown in column (i) for Mr. de Miguel Posada represents Company contributions to a defined contribution pension scheme ($87,065); a monthly living allowance ($33,681); housing and relocation expenses associated with Mr. de Miguel living in Germany ($44,998); a tax gross-up associated with housing expenses and other benefits-in-kind ($70,508); the cost of a Company-provided vehicle ($18,221); the cost of Spanish health insurance for Mr. de Miguel Posada and his spouse ($12,800); a health insurance benefit allowance ($8,084); and a bank account maintenance fee ($17). The benefits were valued on the basis of the aggregate incremental cost to the Company and represent the amount paid to the service provider or Mr. de Miguel Posada, as applicable.

[10]
The amount shown in column (i) for Mr. Pumphrey represents Company contributions under the CSA Savings Plan ($19,600) and nonqualified Supplemental Executive Retirement Plan ($40,670); the cost of a Company-provided vehicle ($12,000); and life insurance premiums paid by the Company ($3,709).

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2019 GRANTS OF PLAN-BASED AWARDS
The following table sets forth information regarding plan-based awards made to the NEOs during 2019.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh) (2)	Grant Date Fair value of Stock and Option Awards ($) (3)
Name	Award Type	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Jeffrey S. Edwards	Annual Bonus (4)	N/A	$600,000	$1,200,000	$2,400,000	—	—	—	—	—	—	—
	Options (5)	2/14/2019	—	—	—	—	—	—	—	45,293	$74.15	$1,126,437
	RSUs (6)	2/14/2019	—	—	—	—	—	—	10,250	—	—	$760,038
	Performance RSUs (7)	2/14/2019	—	—	—	12,812	25,624	51,248	—	—	—	$2,044,538
Jonathan P. Banas	Annual Bonus (4)	N/A	$146,250	$292,500	$585,000	—	—	—	—	—	—	—
	Options (5)	2/14/2019	—	—	—	—	—	—	—	7,748	$74.15	$192,693
	RSUs (6)	2/14/2019	—	—	—	—	—	—	1,754	—	—	$130,059
	Performance RSUs (7)	2/14/2019	—	—	—	2,192	4,384	8,768	—	—	—	$349,799
Song Min Lee	Annual Bonus (4)	N/A	$188,175	$376,350	$752,700	—	—	—	—	—	—	—
	Options (5)	2/14/2019	—	—	—	—	—	—	—	8,046	$74.15	$200,104
	RSUs (6)	2/14/2019	—	—	—	—	—	—	1,821	—	—	$135,027
	Performance RSUs (7)	2/14/2019	—	—	—	2,276	4,552	9,104	—	—	—	$363,204
Juan Fernando de Miguel Posada	Annual Bonus (4)	N/A	$188,642	$377,284	$754,567	—	—	—	—	—	—	—
	Options (5)	2/14/2019	—	—	—	—	—	—	—	8,737	$74.15	$217,289
	RSUs (6)	2/14/2019	—	—	—	—	—	—	1,978	—	—	$146,669
	Performance RSUs (7)	2/14/2019	—	—	—	2,472	4,943	9,886	—	—	—	$394,402
D. William Pumphrey, Jr.	Annual Bonus (4)	N/A	$182,650	$365,300	$730,600	—	—	—	—	—	—	—
	Options (5)	2/14/2019	—	—	—	—	—	—	—	9,357	$74.15	$232,709
	RSUs (6)	2/14/2019	—	—	—	—	—	—	2,118	—	—	$157,050
	Performance RSUs (7)	2/14/2019	—	—	—	2,647	5,294	10,588	—	—	—	$422,408

[1]
The number of shares represents the range of potential payouts under the Performance RSUs granted under the 2017 Plan. The number of Performance RSUs that are earned, if any, will be based on performance for fiscal years 2019 to 2021 and will be determined after the end of fiscal year 2021.

[2]	Represents the exercise price of options granted under the 2017 Plan on February 14, 2019.

[3]
Represents the grant-date fair value of RSUs, Performance RSUs, and stock option awards granted under the 2017 Plan on February 14, 2019, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 20 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

[4]
For 2019, the Compensation Committee approved target annual incentive awards under the AIP for executive officers and, as the basis for determining the entitlement of executives to actual payment of annual incentive awards, set an Adjusted EBITDA performance target for the year in accordance with the Company’s 2019 business plan approved by the Company’s Board in December 2018. Funding of the bonus pool was determined based on Adjusted EBITDA performance only, and the CEO could recommend a discretionary adjustment of +/- 30% to the funded amount for performance against pre-established individual objectives for the NEOs other than himself, subject to Compensation Committee approval. The CEO’s bonus was based on the Adjusted EBITDA funded amount, with no +/- 30% discretionary adjustment. The determination of annual incentive award payments is described under “Annual Incentive Award” under the Executive Compensation Components section. The amounts set forth under “Estimated Future Payouts under Non-Equity Incentive Plan Awards” reflects the possible payouts of cash annual incentive awards under the AIP. Amounts reported in the “Threshold” column assume that the NEO only earns the minimum payout for the Adjusted EBITDA performance metric. No payouts were earned under the 2019 annual incentive program, as noted in footnote 5 under column (g) of the Summary Compensation Table.

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[5]
Represents options to purchase shares of the Company’s common stock granted under 2017 Plan. The options granted under the 2017 Plan vest ratably such that one-third of the shares covered by the options vest on each of the first three anniversaries of the date of grant and expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; provided, however, that (other than as would otherwise result in the violation of Section 409A of the Code), to the extent an option would expire at a time when the holder of such option is prohibited by applicable law or by the Company’s insider trading policy from exercising the option (the closed window period), then such option shall remain exercisable until the thirtieth (30th) day following the end of the closed window period (ii) the first anniversary (as defined in the 2017 Plan) of the date of the optionee’s termination of employment due to death or disability, or in connection with a change of control; (iii) the third anniversary of the date of the optionee’s termination of employment due to retirement after attaining age 65 or attaining age 60 with at least 5 years of service; or (iv) 90 days following the date of the optionee’s termination of employment by the Company or its affiliates for any reason not described in clauses (ii) or (iii) above.

[6]	Represents time-vested RSUs granted under the 2017 Plan. These RSUs cliff vest on the third anniversary of the date of grant.

[7]
Represents Performance RSUs granted under the 2017 Plan. These Performance RSUs vest if the executive continues employment with the Company until the end of the performance period ending on December 31, 2021, and are subject to the achievement of a ROIC performance goal during the performance period commencing on January 1, 2019, and ending on December 31, 2021. As soon as practical after the end of the performance period, a determination as to the extent the performance goal has been achieved will be made, and the Company will settle such vested Performance RSUs by issuing a number of shares of common stock of the Company equal to the number of Performance RSUs that have vested. The determination of the amounts vesting is described under “Long-Term Incentive Compensation” under the Executive Compensation Components section of the Compensation Discussion and Analysis.

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OUTSTANDING EQUITY AWARDS AT 2019 FISCAL YEAR END
The following table sets forth information concerning outstanding equity awards held by the NEOs at December 31, 2019.

	Option Awards(1)							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Number of Securities Underlying Unearned Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that have not vested (#)		Market Value of Shares or Units of Stock that have not vested ($) (3)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
(a)	(b)	(c)		(d)	(e)	(f)		(g)		(h)	(i)		(j)
Jeffrey S. Edwards	31,900	—			$66.23	3/20/2024	(4)	5,511	(5)	$182,745	—	(6)	—
	38,900	—			$56.27	2/19/2025	(4)	5,312	(7)	$176,146	6,640	(8)	$220,182
	35,200	—			$68.50	2/18/2026	(4)	10,250	(9)	$339,890	12,812	(10)	$424,846
	17,715	8,858	(11)		$107.48	2/13/2027	(4)
	8,372	16,745	(12)		$112.71	2/13/2028	(13)
	—	45,293	(14)		$74.15	2/14/2029	(13)
Jonathan P. Banas	2,000	—			$68.50	2/18/2026	(4)	287	(5)	$9,517	—	(6)	—
	923	461	(11)		$107.48	2/13/2027	(4)	639	(15)	$21,189	—	(16)	—
	2,101	1,051	(17)		$108.00	6/7/2027	(13)	899	(7)	$29,811	1,123	(8)	$37,239
	1,416	2,832	(12)		$112.71	2/13/2028	(13)	1,754	(9)	$58,163	2,192	(10)	$72,687
	—	45,293	(14)		$74.15	2/14/2029	(13)
Song Min Lee(18)	3,233	—			$68.50	2/18/2026	(4)	661	(7)	$21,919	—	(6)	—
	3,875	—			$107.48	2/13/2027	(4)	532	(9)	$17,641	878	(8)	$29,114
	3,124	—			$112.71	2/13/2028	(13)				757	(10)	$25,102
	2,351	—			$74.15	2/14/2029	(13)
Juan Fernando de Miguel Posada	3,500	—			$68.50	2/18/2026	(4)	1,393	(5)	$46,192	—	(6)	—
	4,478	2,239	(11)		$107.48	2/13/2027	(4)	1,146	(7)	$38,001	1,432	(8)	$47,485
	1,805	3,610	(12)		$112.71	2/13/2028	(13)	1,978	(9)	$65,590	2,472	(10)	$81,972
	—	8,737	(14)		$74.15	2/14/2029	(13)
D. William Pumphrey, Jr.	12,800	—			$38.74	2/15/2023	(4)	1,397	(5)	$46,325	—	(6)	—
	10,400	—			$66.23	3/20/2024	(4)	1,149	(7)	$38,101	1,436	(8)	$47,618
	12,100	—			$56.27	2/19/2025	(4)	2,118	(9)	$70,233	2,647	(10)	$87,775
	9,400	—			$68.50	2/18/2026	(4)
	4,490	2,245	(11)		$107.48	2/13/2027	(4)
	1,810	3,620	(12)		$112.71	2/13/2028	(13)
	—	9,357	(14)		$74.15	2/14/2029	(13)

[1]	All of the amounts presented in this portion of the table relate to options to purchase shares of the Company’s common stock granted to the NEOs under the following plans:
- 2011 Plan (for awards granted in 2014, 2015, 2016, and on February 13, 2017); and,
- 2017 Plan (for awards granted on June 7, 2017 and in 2018 and 2019).

[2]	Represents options which have vested and were exercisable as of December 31, 2019.

[3]
The values in column (h) equal the total number of shares of stock or RSUs listed in column (g) for each NEO multiplied by the value of Company common stock as of December 31, 2019. The values in column (j) equal the total number of shares of stock or Performance RSUs listed in column (i) for each NEO multiplied by the value of Company common stock as of December 31, 2019. The value of common stock as of December 31, 2019 was $33.16 per share, which was the closing price of Company stock listed on the NYSE on that day.

[4]
Options listed expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death or disability, or in connection with a change of control; (iii) the third anniversary of the date of the optionee’s termination of employment due to retirement after attaining age 65 or

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attaining age 60 with at least five years of service; or (iv) 90 days following the date of the optionee’s termination of employment by the Company and its affiliates for any reason not described in clauses (ii) through (iii) above.

[5]	Represents time-vested RSUs granted on February 13, 2017 under the 2011 Plan that had not yet vested as of December 31, 2019. These RSUs cliff vest on the third anniversary of the date of grant.

[6]
Target awards of Performance RSUs were granted in February 2017 under the 2011 Plan to be earned in a multiple ranging from zero to two times the target awards based on our performance during the performance period commencing on January 1, 2017 and ending on December 31, 2019. As performance over the period was below threshold, there was no payout from these awards.

[7]	Represents time-vested RSUs granted on February 13, 2018 under the 2017 Plan that had not yet vested as of December 31, 2019. These RSUs cliff vest on the third anniversary of the date of grant.

[8]
Target awards of Performance RSUs were granted under the 2017 Plan in February 2018 to be earned in a multiple ranging from zero to two times the target awards based on our performance during the performance period commencing on January 1, 2018 and ending on December 31, 2020, subject to continued employment during the performance period. The Performance RSUs earned will be settled in 2021. Performance for 2019 was below the threshold level; therefore, the threshold amounts are shown in accordance with SEC rules. The actual number of shares that will be issued is not yet determinable.

[9]	Represents time-vested RSUs granted on February 14, 2019, under the 2017 Plan that had not yet vested as of December 31, 2019. These RSUs cliff vest on the third anniversary of the date of grant.

[10]
Target awards of Performance RSUs were granted in February 2019 under the 2017 Plan to be earned in a multiple ranging from zero to two times the target awards based on our performance during the performance period commencing on January 1, 2019 and ending on December 31, 2021, subject to continued employment during the performance period. The Performance RSUs earned will be settled in 2022. Performance for 2019 is below the threshold level; therefore, the threshold amounts are shown in accordance with SEC rules. The actual number of shares that will be issued in not yet determinable.

[11]	Represents outstanding options granted February 13, 2017, which have not vested and were unexercisable as of December 31, 2019. These options vest ratably over three years.

[12]	Represents outstanding options granted February 13, 2018, which have not vested and were unexercisable as of December 31, 2019. These options vest ratably over three years.

[13]
Options listed expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; provided, however, that other than as would otherwise result in the violation of Section 409A of the Code, to the extent an option would expire at a time when the holder of such option is prohibited by applicable law or by the Company’s insider trading policy from exercising the option (the closed window period), then such option shall remain exercisable until the thirtieth (30th) day following the end of the closed window period; (ii) the first anniversary (as defined in the 2017 Plan) of the date of the optionee’s termination of employment due to death or disability, or in connection with a change of control; (iii) the third anniversary of the date of the optionee’s termination of employment due to retirement after attaining age 65 or attaining age 60 with at least 5 years of service; or (iv) 90 days following the date of the optionee’s termination of employment by the Company or its affiliates for any reason not described in clauses (ii) or (iii) above.

[14]	Represents outstanding options granted February 14, 2019, which have not vested and were unexercisable as of December 31, 2019. These options vest ratably over three years.

[15]	Represents time-vested RSUs granted on June 7, 2017 under the 2017 Plan that had not yet vested as of December 31, 2019. These RSUs cliff vest on the third anniversary of the date of grant.

[16]
Target awards of Performance RSUs were granted under the 2017 Plan in June 2017 to be earned in a multiple ranging from zero to two times the target awards based on our performance during the performance period commencing on January 1, 2017 and ending on December 31, 2019, subject to continued employment during the performance period. As performance over the period was below threshold, there was no payout from these awards.

[17]	Represents outstanding options granted June 7, 2017, which have not vested and were unexercisable as of December 31, 2019. These options vest ratably over three years.

[18]
Mr. Lee met the definition of retirement under the 2011 and 2017 Plans when he departed from the Company effective December 31, 2019. In accordance with the plans, Mr. Lee will have three years to exercise vested stock options; received

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prorated vesting of his RSUs based on time worked during the vesting period, which will be distributed after the six-month delay period in accordance with 409A; and will receive prorated vesting of target Performance RSUs based on time worked during the vesting period, which will be distributed after actual performance has been determined after the end of the relevant performance periods, provided that the minimum threshold level of performance is met.
2019 OPTION EXERCISES AND STOCK VESTED
The following table sets forth information concerning the exercise of stock options and vesting of stock for each NEO during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
Jeffrey S. Edwards	—	—	23,310	$1,659,389
Jonathan P. Banas	—	—	2,040	$117,093
Song Min Lee	—	—	7,681	$499,907
Juan Fernando de Miguel Posada	—	—	7,006	$498,397
D. William Pumphrey, Jr.	—	—	6,172	$439,433

[1]	The number of shares reported includes the number of shares withheld by the Company for the payment of tax liabilities incurred upon the vesting of restricted stock units.
2    The amount represents the market price of the underlying shares on the date of vesting.

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2019 NONQUALIFIED DEFERRED COMPENSATION
The following table sets forth annual contributions, withdrawals, earnings and fiscal year-end balances for each NEO under the Company’s non-qualified Supplemental Executive Retirement Plan (“SERP”).

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (1) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (2) (f)
Jeffrey S. Edwards	—	$86,660	$275,942	—	$1,660,719
Jonathan P. Banas	—	$24,780	$21,101		$133,760
Song Min Lee	—	$40,380	$113,640	—	$719,266
Juan Fernando de Miguel Posada[3]	—	—	—	—	—
D. William Pumphrey, Jr.	—	$40,670	$114,953	—	$785,376

[1]	Amounts are included in column (i) of the Summary Compensation Table and represent nonqualified Company contributions under the SERP for the 2019 plan year.

[2]	Of the aggregate total amounts in this column (f), the following SERP contribution amounts have been reported in the Summary Compensation Table for this year and for previous years:

Name	2019 ($)	Previous Years ($)	Total ($)
Jeffrey S. Edwards	$86,660	$1,190,842	$1,277,502
Jonathan P. Banas	$24,780	$86,838	$111,618
Song Min Lee	$40,380	$507,338	$547,718
Juan Fernando de Miguel Posada	—	—	—
D. William Pumphrey, Jr.	$40,670	—	$40,670

3 Mr. de Miguel Posada is not covered under the SERP.
SERP
The SERP provides a benefit equal to one and one-half times the percentage of Company contributions actually credited to the participant’s account under the CSA Savings Plan, multiplied by the participant’s compensation (without regard to qualified plan limits prescribed by the Code), but offset by the amount of Company contributions made for such participant under the CSA Savings Plan.
Under the SERP, benefits are payable after a period of six months from the date of termination. Benefits vest under the SERP at the same time as Company contributions under the CSA Savings Plan vest (generally after two years of service). Accounts under the SERP are credited with hypothetical investment earnings based on participant investment elections made from among the options available under the CSA Savings Plan. From among the available investment alternatives, participants may change their instructions relating to their deferred compensation daily via the third-party administrator for the Company’s SERP. Earnings on a participant’s balance are determined solely by the performance of the investments that the participant has chosen for his plan balance; the Company does not guarantee any minimum return on investments and accounts are not credited with above-market earnings.

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The table below reflects the investment fund options available under the SERP as of December 31, 2019, and the annualized rates of return for the calendar year ended December 31, 2019.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Vanguard High Dividend Yield Index Fund Investor Shares	24.17%	Fidelity® US Bond Index	8.48%
Fidelity® 500 Index Fund - Institutional Class	31.47%	T. Rowe Price Retirement 2005 Fund (Class F)	15.21%
American Funds EuroPacific Growth Fund® Class R-5	27.37%	T. Rowe Price Retirement 2010 Fund (Class F)	16.23%
T. Rowe Price Growth Stock Fund	30.82%	T. Rowe Price Retirement 2015 Fund (Class F)	17.64%
T. Rowe Price Retirement Balanced Fund (Class F)	15.39%	T. Rowe Price Retirement 2020 Fund (Class F)	19.56%
T. Rowe Price Stable Value Common Fund A	2.20%	T. Rowe Price Retirement 2025 Fund (Class F)	21.26%
Loomis Sayles Bond Fund Institutional Class	11.57%	T. Rowe Price Retirement 2030 Fund (Class F)	22.75%
DFA U.S. Targeted Value Portfolio Institutional Class	21.47%	T. Rowe Price Retirement 2035 Fund (Class F)	24.01%
Fidelity® Inflation-Protected Bond Index Fund - Institutional Class	8.31%	T. Rowe Price Retirement 2040 Fund (Class F)	25.01%
Hartford MidCap R6	32.75%	T. Rowe Price Retirement 2045 Fund (Class F)	25.67%
Fidelity® Mid Cap Index	30.51%	T. Rowe Price Retirement 2050 Fund (Class F)	25.68%
Fidelity® Small Cap Index	25.71%	T. Rowe Price Retirement 2055 Fund (Class F)	25.63%
Fidelity® International Index	22.00%	T. Rowe Price Retirement 2060 Fund (Class F)	25.70%
Fidelity® Government Money Market K6	2.02%
CSA Savings Plan
The Company maintains the CSA Savings Plan, a tax-qualified 401(k) retirement savings plan pursuant to which all U.S. non-union employees, including eligible NEOs, may contribute the lesser of up to 50% of their compensation or the limit prescribed by the Code. The CSA Savings Plan provides a 40% fixed match on employee contributions of up to 5% of compensation and permits additional discretionary contributions depending on Company performance. An additional non-matching employer contribution of 3% to 5% of compensation (depending on a participant’s age plus years of service with the Company) is also made to the CSA Savings Plan. The account balances for NEOs under the CSA Savings Plan are not reflected in the table above, which reflects only nonqualified benefits.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Mr. de Miguel Posada entered into an employment agreement with the Company which specifically provides for certain benefits upon termination of employment, including termination following a change of control. Messrs. Edwards, Banas, Lee, and Pumphrey, Jr. each signed letter agreements upon the commencement of their employment with the Company that do not specifically provide for benefits upon termination of employment but which confirm that these NEOs are covered by the Cooper-Standard Automotive Inc. Executive Severance Pay Plan (the “Severance Plan”) which provides for benefits upon termination of employment for officers of the Company who are not parties to employment agreements that provide for such benefits. The table below shows estimates of the value of compensation that would be payable to each NEO upon termination of employment with the Company under certain circumstances. As indicated in the table, compensation upon termination of employment varies depending on the circumstances of the termination and whether or not it occurred following a change of control. Amounts presented in the table are calculated as if employment terminated effective December 31, 2019. Payments due to any one of the NEOs upon actual termination of employment can only be determined at the time of termination. There can be no assurance that an actual termination or change of control would produce the same or similar results as those described below if it were to occur on any other date or if the actual circumstances at the time of termination were different.

Amounts accrued under the normal terms of our deferred compensation plans are not included in this table and are instead presented under “Nonqualified Deferred Compensation.” Similarly, information concerning vested equity awards is not included in the table and is presented under “Outstanding Equity Awards at Fiscal Year End.”

Name		Severance Payment(1)	Pension Enhancement (2)	Health/Life(3)	Outplacement Services(4)	Accelerated Vesting of Equity Awards(5)	280G Treatment/Gross Up(6)	Totals
Jeffrey S. Edwards
•	Change of Control Without Termination	—	—	—	—	—	—	—
•	Termination Without Cause or Resignation for Good Reason, After Change of Control	$5,600,000	—	$16,188	$50,000	$2,445,649	—	$8,111,837
•	Termination Without Cause with no Change of Control	$4,400,000	—	$16,188	$50,000	—	N/A	$4,466,188
•	Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—
•	Termination due to Death	—	—	—	—	$2,445,649	N/A	$2,445,649
•	Termination due to Disability	—	—	—	—	$2,445,649	N/A	$2,445,649

Jonathan P. Banas
•	Change of Control Without Termination	—	—	—	—	—	—	—
•	Termination Without Cause or Resignation for Good Reason, After Change of Control	1,777,500	—	$23,679	$50,000	$415,263	—	$2,266,442
•	Termination Without Cause with no Change of Control	1,113,750	—	$23,679	$50,000	—	N/A	$1,187,429
•	Termination For Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—
•	Termination due to Death	—	—	—	—	$415,263	N/A	$415,263
•	Termination due to Disability	—	—	—	—	$415,263	N/A	$415,263

Song Min Lee
•	Change of Control Without Termination	—	—	—	—	—	—	—
•	Termination Without Cause or Resignation for Good Reason, After Change of Control	$2,287,050	—	$24,123	$50,000	$482,644	—	$2,819,694
•	Termination Without Cause or Resignation for Good Reason, with no Change of Control	$1,433,025	—	$24,123	$50,000	$80,380	N/A	$1,587,528
•	Termination For Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—
•	Termination due to Death	—	—	—	—	$482,644	N/A	$482,644
•	Termination due to Disability	—	—	—	—	$482,644	N/A	$482,644

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Name		Severance Payment(1)	Pension Enhancement (2)	Health/Life(3)	Outplacement Services(4)	Accelerated Vesting of Equity Awards(5)	280G Treatment/Gross Up(6)	Totals
Juan Fernando de Miguel Posada
•	Change of Control Without Termination	—	—	—	—	—	—	—
•	Termination Without Cause or Resignation for Good Reason, After Change of Control	$1,436,580	$130,598	$30,648	—	$524,127	—	$2,121,953
•	Termination Without Cause with no Change of Control	$1,436,580	$130,598	$30,648	—	$87,310	N/A	$1,685,136
•	Termination For Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—
•	Termination due to Death	—	—	—	—	$524,127	N/A	$524,127
•	Termination due to Disability	—	—	—	—	$524,127	N/A	$524,127

D. William Pumphrey, Jr.
•	Change of Control Without Termination	—	—	—	—	—	—	—
•	Termination Without Cause or Resignation for Good Reason, After Change of Control	$2,219,900	—	$24,128	$50,000	$541,204	—	$2,835,232
•	Termination Without Cause with no Change of Control	$1,390,950	—	$24,128	$50,000	$88,869	N/A	$1,553,947
•	Termination For Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—
•	Termination due to Death	—	—	—	—	$541,204	N/A	$541,204
•	Termination due to Disability	—	—	—	—	$541,204	N/A	$541,204

[1]
Cash severance is generally paid in a lump sum at termination, with the exception of Mr. de Miguel Posada. Cash severance amounts have been estimated based on providing executives with prorated outstanding incentive awards and a multiple of the sum of (i) their annual base rate of salary at the date of termination plus (ii) their target annual bonus for the year prior to termination.

Pursuant to the Severance Plan, the cash severance for termination without cause prior to a change of control is two times for Mr. Edwards and one and a half times for each of Mr. Banas and Mr. Pumphrey, Jr. and the sum of (i) their annual base rate of salary at date of termination plus (ii) their target annual bonus for the year prior to termination, plus the prorated annual incentive award based on actual performance for the year of termination; for termination without cause after a change of control, the cash severance for Messrs. Edwards, Banas and Pumphrey, Jr. would be two times the sum of (i) their annual base rate of salary at date of termination plus (ii) their target annual bonus for the year prior to termination, plus the prorated target annual incentive for the year of termination; for disclosure purposes we have only reported the incremental value by which the target annual incentive exceeds the actual annual incentive, if any.

Pursuant to his December 31, 2019 Separation Agreement, Mr. Lee's cash severance was consistent with what is provided under the Severance Plan for termination without cause prior to a change of control i.e., one and a half times the sum of (i) his annual base rate of salary at date of termination plus (ii) his target annual bonus for the year prior to termination, plus the prorated annual incentive award based on actual performance for the year of termination.

Mr. de Miguel Posada is entitled, under the terms of his Service Contract, to an 18-month notice upon termination without cause or by resignation by an employee for good reason with or without change of control. During the notice period, Mr. de Miguel Posada may, at the Company’s option, continue to perform his duties or be released from his duties, subject to continued payment of his remuneration, which consists of his (i) base salary; and (ii) an annual incentive award, provided that the performance targets and other conditions have been fulfilled. The severance payment amount disclosed in the table above was calculated based on the assumption that Mr. de Miguel Posada would receive during the 18-month notice period the sum of (i) annual base rate of salary at date of termination plus (ii) a target annual incentive award for the year prior to termination prorated for 18 months. For Mr. de Miguel Posada, the values reported above were converted to USD from Euros using a conversion factor of 1.1227 as of December 31, 2019.

Further description of the terms applicable to cash severance payments is included under "Terms Applicable to Payments Upon Termination of Employment."

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[2]
Messrs. Edwards, Banas, Lee, and Pumphrey, Jr. are not entitled to any additional benefit from the Enhanced Investment Savings Plan. Upon termination without cause or by the employee for good reason with or without a change in control, Mr. de Miguel Posada is entitled to the contributions he would have received per his Service Contract had he continued to work for 18 months. The values for Mr. de Miguel Posada have been converted using a conversion factor of 1.1227 USD per unit euro as of December 31, 2019.

[3]
Health benefits are continued for the NEOs and their covered dependents after termination of employment under certain circumstances. In such cases, the commitment is generally to provide for coverage for these benefits in a manner such that (i) benefits provided are substantially similar to those at termination and (ii) recipients of such benefits will not pay higher share of cost for such benefits than had been required prior to termination of employment based on elections in place at that time. Further description of the terms applicable to health and life insurance benefits is included under ‘‘Terms Applicable to Payments Upon Termination of Employment.’’

For Messrs. Edwards, Banas, Lee, and Pumphrey, Jr., upon termination without cause or by the employee for good reason without change in control, they are entitled to continue to receive health allowance for 18 months.

For Mr. de Miguel Posada, upon termination without cause or by the employee for good reason with or without change in control, he is entitled to continue to receive his health allowance for 18 months. The values for Mr. de Miguel Posada have been converted using a conversion factor of 1.1227 as of December 31, 2019.

[4]
Upon termination without cause (or resignation for good reason) after a change of control, all NEOs, with the exception of Mr. de Miguel Posada, are entitled to payment of the cost of outplacement services in an amount equal to the lesser of 15% of annual base salary at the time of termination, or $50,000. Pursuant to the Severance Plan, Messrs. Edwards, Banas, Lee, and Pumphrey, Jr. are also entitled to payment of the cost of outplacement services in an amount equal to the lesser of 15% of annual base salary at the time of termination, or $50,000 upon termination without cause (or resignation for good reason) prior to a change of control.

[5]	Represents the effect of accelerated vesting related to time-based RSUs, stock options, and performance-based RSUs.

In the event of a change in control without termination: For the stock options, time-based RSUs, and performance-based RSUs granted in February 2017, June 2017, February 2018, and February 2019 pursuant to the award agreements, 100% of all outstanding and unvested options and RSUs would become immediately vested and exercisable if the successor in the change in control does not assume the options or stock units or does not issue replacement awards. For purposes of this disclosure, we have assumed that the awards will be assumed or replaced by the successor of the change in control and, therefore, have not reflected 100% immediate vesting on either the February 2017, June 2017, February 2018, or February 2019 awards.

As of December 31, 2019, Messrs. Lee, de Miguel Posada, and Pumphrey, Jr. met the 2017 Omnibus Incentive Plan definition of Retirement and became eligible for pro-rata accelerated vesting of their outstanding February 2017, February 2018, and February 2019 time-based RSUs and stock option awards. A prorated portion of the performance-based RSUs will continue to vest in accordance with the grant agreement; award will payout if performance goal has been achieved.

In the event of a change in control with termination within 2 years of the change in control: For all other unvested time-based restricted stock and stock options granted in February 2017, June 2017, February 2018, and February 2019 , 100% of the outstanding and unvested grants become fully vested and exercisable. For purposes of this disclosure, we have assumed that 100% of the outstanding and unvested target level of performance-based RSUs granted in February 2017, June 2017, February 2018, and February 2019 will become fully vested.

In the event of a termination upon death or disability prior to a change in control: For time-based RSUs and stock options granted in February 2017, June 2017, February 2018, and February 2019, 100% of the unvested awards become fully vested and exercisable. For performance-based RSUs granted in February 2017, June 2017, February 2018, and February 2019, 100% of the target level of the unvested award become fully vested and exercisable.

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[6]
Upon a change of control of the Company each executive may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. Pursuant to the Severance Plan, Messrs. Edwards, Banas, Lee, and Pumphrey, Jr. will receive the treatment that provides the best after-tax benefit (taking into account the applicable federal, state, and local income taxes and the excise tax) between (i) total payments being delivered in full, or (ii) total payments cutback to such amount so that no portion of such total payments would be subject to the excise tax. These amounts assume that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-competition covenants included in the agreement. Amounts will be discounted to the extent the Company can demonstrate by clear and convincing evidence that the non-competition covenants included in the agreement substantially constrains the executive’s ability to perform services and there is a reasonable likelihood that the non-competition covenants will be enforced against the individual.

Terms Applicable to Payments upon Termination of Employment
As indicated above, Mr. de Miguel Posada has a Service Contract with the Company which specifically provides for certain benefits upon termination of his employment under various circumstances. The terms applicable to payments upon termination of employment with respect to Messrs. Edwards, Banas, Lee, and Pumphrey, Jr. are governed by the Executive Severance Pay Plan and, in the case of Mr. Lee, his December 31, 2019 Separation Agreement.
Named Executive Officers Covered by the Executive Severance Pay Plan (“Severance Plan”)
The Severance Plan, adopted in 2011, applies to officers of the Company, including certain of the NEOs (currently Messrs. Edwards, Banas, Lee and Pumphrey, Jr., the “Covered NEOs”) who are not covered by employment agreements that specifically provide for benefits upon termination of employment. Under the Severance Plan, if a Covered NEO is terminated by the Company without “Cause,” as the term is defined in the Severance Plan and described below, prior to a change of control of the Company, then the Company will pay or provide the following:

•
In the case of Mr. Edwards, the sum of his current base salary and the previous year’s target annual bonus multiplied by two; in the case of Messrs. Banas, Lee and Pumphrey, Jr., the sum of each executive’s current base salary and the previous year’s target annual bonus multiplied by one and one-half;

•	A pro rata portion of the Covered NEO’s annual cash incentive compensation award for the year in which the termination occurs, based on actual performance;

•	Continued health insurance coverage at the active employee rate for 18 months following the termination; and

•	Outplacement services.
If a Covered NEO terminates employment for “Good Reason,” as the term is defined in the Severance Plan and described below, or is terminated by the Company without Cause during the two-year period following a change of control of the Company, then the Company will pay or provide to the Covered NEO the following:

•	The sum of the Covered NEO’s current base salary and the previous year’s target annual bonus, multiplied by two;

•	A pro rata portion of the Covered NEO’s annual cash incentive compensation award for the year in which the termination occurs, based on target performance;

•	Continued health insurance coverage at active employee rates for 18 months following the termination; and

•	Outplacement services.
Termination for “Cause” under the Severance Plan means termination for any of the following reasons: (i) the executive’s material breach of his or her significant obligations to, or agreements with, the Company or its affiliates, if the breach is or may be materially injurious to the Company or its affiliates (and is not cured within 30 days of notice); (ii) the executive’s commission of and indictment for a felony, or certain other criminal or civil verdicts against the executive; or (iii) any other willful act or omission which is or may be materially injurious to the financial condition or business reputation of, or otherwise is or may be materially injurious to, the Company or its affiliates (and that is not cured within 30 days of notice).
Termination by an executive for “Good Reason” under the Severance Plan means termination during the two-year period following a change of control of the Company after any of the following: (i) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties compared to immediately prior to the change of control (subject to cure within 30 days of notice); (ii) a reduction in base pay or opportunities for incentive compensation other than a reduction that is applied generally to other executives in a similar manner (subject to cure within 30 days of notice); or (iii) a requirement that the executive change his or her principal location of work by more than 50 miles.

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In exchange for these benefits, the Covered NEOs would be required to agree to (i) non-competition and non-solicitation provisions for the period represented by the applicable severance multiple, (ii) confidentiality and non-disparagement provisions, and (iii) a release of claims.
A “Change of Control” under the Severance Plan means the occurrence of any of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than certain permitted entities affiliated with the Company; or (ii) any person or group, other than such permitted entities, becomes the “beneficial owner” (as defined in Rules 13d-3 and l3d-5 under the Exchange Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise. A transaction or series of transactions that would otherwise not constitute a Change of Control is treated as a Change of Control for purposes of the Covered NEO’s entitlements under the plan if clause (i) above is satisfied in respect of the business or division in which such executive is principally engaged.
The Severance Plan also provides that if any payment or the amount of benefits due under the plan or otherwise would be considered an excess parachute payment that subjects the Covered NEO to excise tax under Internal Revenue Code Section 4999, then the benefits will either be delivered in full or delivered in an amount such that no portion of the benefits would be subject to the excise tax, whichever would result in the receipt by the executive of the greatest benefit on an after-tax basis.
If a Covered NEO’s employment is terminated for any other reason, then no amounts are payable under the Severance Plan.

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Ratio of the Annual Total Compensation of the Median-Paid Employee to the CEO

Cooper Standard has approximately 28,000 employees, including over 3,200 contingent workers, with 174 facilities in 21 countries. With our global footprint, a significant percentage (over 84%) of our employee population is located outside of the United States. In line with the customary nature of manufacturing organizations, a large segment of our employees is operations-based and paid on an hourly basis (over 77%). To attract and retain employees globally, we pay what we believe to be market competitive rates in each market where we operate. Our pay ratio (i.e. the total annual compensation of our CEO to the median of the annual total compensation of all our employees, other than the CEO (the “CEO Pay Ratio”)) below is a reasonable estimate that has been calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below.
To determine the Pay Ratio required by Item 402(u) of Regulation S-K for the 2018 Proxy Statement disclosure, the Company first identified the median employee using our global employee population as of December 31, 2017, which included all global full-time, part-time, temporary, and seasonal employees who were employed on that date. In determining our median employee, we used the consistently applied compensation measure of "gross compensation, excluding equity compensation", which included salary, overtime, shift differential, allowances, bonus payments, and other monetary payments provided by the employer during the period from January 1 through December 31, 2017. We annualized the gross compensation for newly-hired permanent employees who were not employed for the entire year. For the 2020 Proxy Statement disclosure, the Company determined that there has not been a change in the Company’s employee population or compensation arrangements, which the Company reasonably believes would result in a significant change in the Pay Ratio disclosure. However, because our original median-compensated employee left the Company during 2019, in accordance with SEC rules, the Company chose to replace our original median-compensated employee with an employee whose compensation in fiscal 2017 was substantially similar to our original median-compensated employee based on the consistently applied compensation measure used to select our original median-compensated employee. Our median employee represents the composition of our workforce, as the individual was located outside of the United States, in Poland, and was in an hourly, and production-based position.
Our median employee's 2019 compensation1 was $15,219. Comparing this to the Chief Executive Officer's 2019 compensation ($5,053,653), we estimate that the CEO Pay Ratio2 was 332:1.
Supplemental Ratio: The following is provided in addition to (and not as a substitute for) the required pay ratio disclosed above. If we accounted for the cost of living differences, the ratio of the annual total compensation of our CEO compared to that of the median employee identified above would be reduced by approximately 51%. Specifically, the median employee's 2019 total compensation1 with the cost of living adjustment 3 would have been $30,926. Comparing this to the Chief Executive Officer's 2019 compensation ($5,053,653), the CEO Pay Ratio would have been 163:1.
The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions and make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

1

The median employee's annual total compensation was calculated using the Summary Compensation Table methodology as detailed in Item 402(c)(2)(x) of Regulation S-K.
2
We calculated the total compensation of Mr. Jeffrey Edwards, our CEO, as detailed in the Summary Compensation Table for 2019, and compared it to the median employee’s total compensation for 2019 to arrive at the Pay Ratio.
3
Utilized the World Bank, Price level ratio of PPP Conversion Factor (GDP) to Market Exchange Rate for 2018.

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Proposal 3: Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2020
Proposal 3 is the ratification of the Audit Committee’s selection and reappointment of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company for the 2020 fiscal year.
Each year, the Audit Committee reviews the performance, independence, and qualifications of the Company’s independent registered public accounting firm. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2005, and the Audit Committee has selected Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2020. In considering whether to reappoint Ernst & Young LLP in 2020, the Audit Committee considered, among other things:

•	all relationships between Ernst & Young LLP and the Company to determine Ernst & Young LLP’s continuing independence;

•	Ernst & Young LLP’s knowledge of and expertise in the automotive industry and the Company’s business;

•	Ernst & Young LLP’s global capacity and ability to serve the Company’s worldwide operations;

•	the qualifications and performance of the audit firm’s partners and managers who are responsible for the audit;

•	the quality control procedures the audit firm has established;

•	the reasonableness of the fees paid to the audit firm for audit and permitted non-audit services, as more fully described below; and

•	the firm’s known legal risks and any significant legal or regulatory proceedings in which it is involved.

Ratification on an advisory basis of the Audit Committee’s reappointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2020 requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions are not counted as votes FOR or AGAINST ratification and will therefore have no effect on such vote. If the stockholders fail to ratify the reappointment on an advisory basis, the Audit Committee will reconsider this selection and take such actions as it deems appropriate as a result of such advisory vote. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They are expected to be available to respond to your questions and may make a statement if they desire.

☑	The Board of Directors recommends that the stockholders vote FOR Proposal 3.

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Fees and Services of Independent Registered Public Accounting Firm
The Audit Committee has adopted procedures for pre-approving audit and non-audit services provided by Ernst & Young LLP. The Audit Committee is required to pre-approve all services Ernst & Young LLP provides to the Company. All services provided are to conform with SEC and Public Company Accounting Oversight Board permitted services guidelines. All fee and billing arrangements are reviewed with management of the Company prior to the commencement of services. Ernst & Young LLP regularly reports to the Audit Committee on services performed and to be performed by it with respect to which pre-approval is required. All of the audit, audit-related and tax services performed by Ernst & Young LLP were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.
During 2018 and 2019, we retained Ernst & Young LLP as the Company’s independent registered public accounting firm to provide services in the following categories and amounts (dollar amounts in thousands):

	2019	2018
Audit fees[1]	$4,093	$4,018
Audit-related fees[2]	$1,464	$1,242
Tax fees[3]	$933	$682
All other fees[4]	$42	$—
Total	$6,532	$5,942

1
Audit fees include services related to the annual audit of our consolidated financial statements, the audit of our internal controls over financial reporting, the reviews of our Quarterly Reports on Form 10-Q, international statutory audits, and other services that are normally provided by the independent accountants in connection with our regulatory filings.

2	Audit-related fees include services related to due diligence in connection with acquisitions and divestitures.

3	Tax fees include services related to tax compliance, tax advice, and tax planning.

4	All other fees are related to other advisory services.

The Audit Committee has considered whether the provision of services described under the line items “Tax fees” and “All other fees” are compatible with maintaining Ernst & Young LLP’s independence. In light of the nature of work performed and the amount of the fees paid to Ernst & Young LLP for those services, the Audit Committee concluded that the provision of such services is compatible with maintaining Ernst & Young LLP’s independence.

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Report of the Audit Committee
The Audit Committee, which is comprised entirely of directors who have been determined to be independent under the applicable NYSE listing standards and SEC rules, is responsible for the appointment, compensation (including negotiation of fees), and oversight of the Company’s independent registered public accounting firm. As part of its oversight and assessment of the independent registered public accounting firm, the Audit Committee considers the quality and efficiency of the services provided, the firm’s global capability, and the technical expertise and knowledge of the Company’s global operations and industry. The Audit Committee also considers the impact of changing auditors when assessing whether to retain the current external auditor. In connection with the mandatory rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee is directly involved in the selection of the lead engagement partner. Based on its assessment, the Audit Committee has determined that its selection of Ernst & Young LLP, as the Company’s independent registered public accounting firm, is in the best interest of the Company.
The Company’s management is primarily responsible for its internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with U.S. GAAP and the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management the Company’s 2019 audited financial statements.

2.
The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed pursuant to the applicable standards adopted by the Public Company Accounting Oversight Board (“PCAOB”), including their evaluation of, and conclusions about, the qualitative aspects of the significant accounting principles and practices applied in the Company’s financial reporting.

3.
The Audit Committee has received from the independent registered public accounting firm written disclosures and a letter as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm its independence from management and the Company. In considering the independence of the Company’s independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described above.

4.
Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.

Audit Committee

Stephen A. Van Oss, Chair
Matthew J. Simoncini
Thomas W. Sidlik

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Submitting Stockholder Proposals and Nominations for the 2021 Annual Meeting
Proposals received from stockholders will be carefully considered by the Company. Any proposal should be directed to the Company’s secretary at 40300 Traditions Drive, Northville, Michigan, 48168. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2021 Annual Meeting in accordance with Rule 14a-8 under the Exchange Act if they are received by the Company on or before December 10, 2020, 120 days before the first anniversary of the mailing date of the 2020 proxy statement.
In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be delivered to the Company’s secretary at the Company’s principal offices not later than the last date for submission of stockholder proposals under the Company’s By-Laws. In order for a proposal to be “timely” under the Company’s By-Laws, it must be received not later than February 20, 2021, and not earlier than January 21, 2021; provided, however, if we hold the 2021 Annual Meeting more than 30 days before or more than 60 days after the anniversary of the 2020 Annual Meeting, notice by stockholders to be timely must be received no earlier than the opening of business on the 120th day prior to the 2021 Annual Meeting date and no later than the close of business on (i) the 90th day prior to the 2021 Annual Meeting date or (ii) the 10th day after the day on which disclosure of the date of the 2021 Annual Meeting is made, whichever is later.
Additional Information
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by phone at (248) 596-5900 or by sending a written request to the Company at 40300 Traditions Drive, Northville, Michigan, 48168, Attention: Secretary. If your household has received multiple copies of proxy statements and annual reports, you can request the delivery of single copies in the future by notifying the Company as listed above.

Discretionary Voting of Proxies on Other Matters
As of the date of this proxy statement, there are no other matters that the Company’s management intends to present, or have reason to believe others will present, at the Annual Meeting. If, however, other matters are brought before the Annual Meeting in a proper manner, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.

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COOPER-STANDARD HOLDINGS INC. ATTN: JOANNA M. TOTSKY 40300 Traditions Drive Northville, Michigan, 48168
VOTE BY INTERNET
Before The Meeting  - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions, your questions to management and your request for electronic delivery of proxy materials up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting  - Go to www.virtualshareholdermeeting.com/CPS2020

You will be able to attend and vote at the Annual Meeting via the Internet by visiting the website referenced right above. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
COOPER-STANDARD HOLDINGS INC.
The Board of Directors recommends you vote FOR the listed nominees.

1.	Election of Directors	For	Against	Abstain	The Board of Directors recommends you vote FOR Proposals 2 and 3.
	1a. John G. Boss	☐	☐	☐			For	Against	Abstain
	1b. Jeffrey S. Edwards	☐	☐	☐	2.	Advisory Vote on Named Executive Officer Compensation.	☐	☐	☐
	1c. Richard J. Freeland	☐	☐	☐	3.	Ratification of Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐
	1d. Adriana E. Macouzet-Flores	☐	☐	☐	NOTE: Conduct such other business as may properly come before the meeting or any adjournment thereof.
	1e. David J. Mastrocola	☐	☐	☐
	1f. Justin E. Mirro	☐	☐	☐
	1g. Robert J. Remenar	☐	☐	☐
	1h. Sonya F. Sepahban	☐	☐	☐
	1i. Thomas W. Sidlik	☐	☐	☐
	1j. Stephen A. Van Oss	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)		Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K are available at www.proxyvote.com
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COOPER-STANDARD HOLDINGS INC.
Annual Meeting of Stockholders
May 21, 2020 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jeffrey S. Edwards and Joanna M. Totsky, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COOPER-STANDARD HOLDINGS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on May 21, 2020, at www.virtualshareholdermeeting.com/CPS2020, and any adjournment or postponement thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side